                                                             Exhibit 2.1

















                         AGREEMENT AND PLAN OF MERGER

                          PURSUANT TO SECTION 701 OF

                    THE MICHIGAN BUSINESS CORPORATION ACT


                         Dated as of January 7, 1998

                                 By and Among

                               IDEX CORPORATION
                          (a Delaware corporation),

                            GAST ACQUISITION CORP.
                          (a Michigan Corporation),

                               WARREN E. GAST,

                               RDV ARIA, L.L.C.
                    (a Michigan limited liability company)

                                     and

                        GAST MANUFACTURING CORPORATION
                           (a Michigan corporation)

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
                                                             ARTICLE 1
                                                            DEFINITIONS

         1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Other Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         1.3     Usage of Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         1.4     References to Articles, Sections, Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . .  14
         1.5     Conversion Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                             ARTICLE 2
                                                              MERGER

         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.2     Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.3     Closing Certificate; Preliminary Merger Consideration Closing Adjustment; Physical Inventory;
                 Audit; Closing Date Financial Report; Final Merger Consideration Closing Adjustment  . . . . . . . .  16
         2.4     Procedure for Payment of Merger Consideration; Funding of Escrow; Payment of Closing Date
                 Indebtedness; Closing Merger Consideration Reconciliation  . . . . . . . . . . . . . . . . . . . . .  18
         2.5     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                             ARTICLE 3
                                                              CLOSING

         3.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.2     Certificate of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.3     Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.4     Other Certificates, Agreements and Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                             ARTICLE 4
                                           REPRESENTATIONS AND WARRANTIES OF THE TARGET

         4.1     Organization, Good Standing and Authority of the Target and each Subsidiary to Conduct Business  . .  20
         4.2     Power and Authority; Authorization; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.3     No Conflict or Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.4     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                                                                                      Page
                                                                                                                      ----
         4.5     No Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.6     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.7     Corporate Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.9     Undisclosed Liabilities; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.10    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.11    Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.12    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.13    Compliance with Laws; Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.15    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.16    Employee Benefit Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.17    Transactions with Certain Persons  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.18    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.19    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.20    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.21    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.22    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.23    Suppliers and Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.24    Business Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.25    Bank Accounts, Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.26    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.27    Absence of Certain Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.28    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.29    Absence of Certain Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.30    Products; Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.31    Material Misstatements or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         4.32    Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                             ARTICLE 5
                                              REPRESENTATIONS AND WARRANTIES OF BUYER

         5.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.2     Authorization; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.3     No Conflict or Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.4     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.5     No Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.6     Financial Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                                                                                      Page
                                                                                                                      ----
         5.7     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                             ARTICLE 6
                                                     COVENANTS AND CONDUCT OF
                                                   THE PARTIES PRIOR TO CLOSING

         6.1     Investigation by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.2     Environmental Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.3     Consents and Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.4     Conduct of Business Pending Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.5     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.6     Delivery of Interim Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.7     Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.8     Employment Agreement; Employment Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.9     Non-Competition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.10    Standard IDEX Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.11    Acquisition of Gast UK Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.12    Shareholder Meeting; Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         6.13    Matters Relating to Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         6.14    Future Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                                                             ARTICLE 7
                                                    CONDITIONS TO THE TARGET'S
                                              AND PRINCIPAL SHAREHOLDERS' OBLIGATIONS

         7.1     Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.2     No Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.3     Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.4     Required Consents and Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.5     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.6     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         7.7     Payment of Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         7.8     Gast Employment Agreement, Employment Letters; Standard IDEX Agreements  . . . . . . . . . . . . . .  54
         7.9     No Casualty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                             ARTICLE 8
                                                 CONDITIONS TO BUYER'S OBLIGATIONS

                                                                                                                     Page
                                                                                                                     ----
         8.1     Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.2     Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.3     No Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.4     No Interruption or Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.5     Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.6     Required Consents and Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.7     Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.8     Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.9     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.10    Gast Employment Agreement; Standard IDEX Agreements  . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.11    Non-Competition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.12    No Casualty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.13    Certificates of Key Management Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                                             ARTICLE 9
                                        COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING

         9.1     Survival and Indemnifications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.2     Income Tax Refunds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         9.3     Further Assurances; Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         9.4     Access to Records and Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         9.5     Director and Officer Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         9.6     Environmental Remediation Program  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

                                                            ARTICLE 10
                                                           MISCELLANEOUS

         10.1    Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         10.2    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         10.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         10.4    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         10.5    Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         10.6    Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         10.7    Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         10.8    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         10.9    Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         10.10   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.11   Binding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

                                                                                                                      Page
                                                                                                                      ----
         10.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.13   Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.14   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

                                  SCHEDULES


            Schedule              Description
            A                     Shareholders
            1.1(ax)               Life Insurance Policies
            4.1                   Subsidiaries; Foreign Qualification;
                                   Tradenames; Equity Interests
            4.3                   Contractual Conflicts
            4.4                   Consents, Approvals
            4.5                   Proceedings
            4.6                   Capitalization
            4.9(a)                Undisclosed Liabilities
            4.9(b)                Encumbrances
            4.10                  Real Property, Liens,
                                   Encumbrances and Proceedings
            4.11(a)               Owned Tangible Personal Property
            4.11(b)               Leased Tangible Personal Property
            4.12(a)               Sufficiency, Availability and Maintenance of Intellectual
                                   Property
            4.12(b)               Intellectual Property Infringements
            4.12(c)               Intellectual Property Patents; Registrations, Licenses
            4.12(d)               Licenses of Third Party Intellectual Property
            4.13                  Permits, Licenses
            4.14                  Litigation
            4.15(a)               Labor Matters; Employee Contracts
            4.15(b)               U.K. Labor Matters
            4.16(a)               Employee Pension Benefit Plans; Employee Welfare
                                   Benefit Plans
            4.16(b)               Gast U.K. Benefit Plans
            4.17                  Transactions with Certain Persons
            4.18                  Tax Matters
            4.19                  Insurance
            4.20                  Inventory Not Located at the Real
                                   Property or Owned by the Corporation
            4.21                  Liens on Accounts Receivable
            4.22                  Contracts
            4.23                  Suppliers and Customers
            4.25                  Bank Accounts; Directors and Officers
            4.26                  Environmental Matters
            4.27                  Certain Business Changes
            4.30                  Product Warranties

           5.4              Consents, Approvals
           6.3              Required Consents and Filings
           6.10             Key Management Employees
           9.1(a)           Disclosure Letter


                                    EXHIBITS

           Exhibit          Description
           2.4(b)           Shareholder Transmittal Letter
           3.2              Certificate of Merger
           6.7              Escrow Agreement
           6.8(a)           Gast Employment Agreement
           6.8(b)           Employment Letter
           6.9              Non-Competition Agreement
           6.10             Standard IDEX Agreements
           7.4              Legal Opinion of Hodgson, Russ, Andrews,
                             Woods & Goodyear, LLP
           8.7(a)           Legal Opinion of Barnes & Thornburg
           8.7(b)           Legal Opinion of Warner Norcross & Judd LLP
           8.13             Key Management Certificate

                         AGREEMENT AND PLAN OF MERGER



                 THIS AGREEMENT AND PLAN OF MERGER, dated as of January 7, 1998 is by and among IDEX CORPORATION, a Delaware corporation with its principal place of business at 630 Dundee Road, Suite 400, Northbrook, Illinois 60062 ("IDEX" or "Buyer"), GAST ACQUISITION CORP., a Michigan corporation and a wholly-owned subsidiary of IDEX (the "Transitory Subsidiary"), GAST MANUFACTURING CORPORATION, a Michigan corporation with its principal place of business at 2300 Hwy M-139, Benton Harbor, Michigan 49022 (the "Target"), WARREN E. GAST, an individual residing at 1240 Young Place, St. Joseph, Michigan 49085 ("Gast") and RDV ARIA, L.L.C., a Michigan limited liability company with its principal place of business c/o RDV Corporation, 500 Grand Bank Building, 126 Ottawa, N.W., Grand Rapids, Michigan 49503 ("RDV") (Gast and RDV being collectively the "Principal Shareholders" and individually a "Principal Shareholder").

                                  RECITALS:

                 A. IDEX desires to acquire, through a reverse subsidiary merger of the Transitory Subsidiary with and into the Target, all of the shares of the Target upon the terms and conditions contained in this Agreement.

                 B. The Target and the Principal Shareholders have agreed to the merger of the Transitory Subsidiary with and into the Target upon the terms and conditions contained in this Agreement.

                 NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, IDEX, the Transitory Subsidiary, the Target and the Principal Shareholders agree as follows:

                                  ARTICLE 1
1
                                 DEFINITIONS


                 1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings:

                 (a) "Accounts Payable" shall mean (i) all trade payables and accounts payable of the Target and the Subsidiaries as determined in accordance with GAAP and (ii) all checks written on any "zero balance" or other bank account of the Target or any Subsidiary on or prior to the Closing Date which have not cleared as of the Closing Date (to the extent that cash has not been credited by the amount of any such checks).

                 (b) "Accounts Receivable" shall mean trade receivables and accounts receivable of the Target and the Subsidiaries (including any note or other receivable from any Shareholder, but excluding any other notes receivable) as determined in accordance with GAAP.

                 (c) "Accrued Liabilities" shall mean (i) accrued expenses of the Target and the Subsidiaries (other than Accounts Payable and expenses accrued for any Income Tax Liability, post-retirement benefits and deferred income taxes) as determined in accordance with GAAP, (ii) overdrafts on any bank account of the Target or any Subsidiary (other than Accounts Payable) and
(iii) retrospective insurance premiums or charges on or with respect to any Insurance.

                 (d) "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise).

                 (e) "Agreement" shall mean, unless the context otherwise requires, this Agreement and Plan of Merger together with those Schedules and Exhibits attached hereto to which the Target, any Subsidiary or any Principal Shareholder is a party.

                 (f) "Broker's Fee" shall mean the fee owing by the Target to McDonald & Corporation Securities, Inc. upon the consummation of the transactions contemplated by this Agreement, to the extent not paid by Target prior to the Closing.

                 (g) "Business" shall mean the design, manufacture, distribution, sales and service of air moving products including vacuum pumps, air motors, gear motors, regenerative blowers, vacuum generators and compressors, and other related products, for a variety of markets including laboratory, medical and dental, instrumentation, chemical processing, pharmaceutical, food and beverage and water treatment, and all other related activities, as conducted by the Target or any Subsidiary on the date of this Agreement.

                 (h) "Buyer's Accountants" shall mean the firm of Deloitte & Touche.

                 (i) "Capitalized Lease Obligation" shall mean the amount of liability capitalized or disclosed (or which should be disclosed in accordance with GAAP) on a balance sheet in respect of a lease or other agreement for the use of property which should be capitalized on the lessee's or user's balance sheet in accordance with GAAP.

                 (j) "Change of Control" shall mean a change of control as that term is defined in the Securities Exchange Act of 1934, as amended, or as that term is otherwise defined in any agreement in which it appears.

                 (k) "Claims Period" shall mean the period beginning on the date of this Agreement and ending on the eighteen (18) month anniversary of the Closing Date.

                 (l) "Closing Date" shall mean the later to occur of (i) January 21, 1998 and (ii) five (5) days after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement (other than with respect to actions the respective parties will take at Closing themselves), or if such day is not a business day, the next succeeding business day, or any other date as the parties shall mutually agree.

                 (m) "Closing Date Cash" shall mean, whether positive or negative, (i) the cash of the Target and the Subsidiaries minus (ii) the Unpaid Redemption Amount, and minus (iii) that portion of the cash which represents assets of the Rabbi Trust, assets of the non-qualified 401(k) plan or assets of the Target's ESP plan (all as disclosed on the Schedules to Section 4.15 or 4.16), as of the Closing Date.

                 (n) "Closing Date Consolidated PPE Gross Book Value" shall mean the book value (before allowance for depreciation and amortization) of the Owned Current Real Property and Owned Tangible Personal Property of the Target and the Subsidiaries, determined in accordance with GAAP, as of the Closing Date.

                 (o) "Closing Date Consolidated Working Capital" shall mean (i) the sum of (A) the Accounts Receivable (net of reserves for doubtful accounts), (B) the Inventory and (C) the Other Current Assets minus (ii) the sum of (A) the Accounts Payable and (B) the Accrued Liabilities, in each case as of the Closing Date.

                 (p) "Closing Date Indebtedness" shall mean the aggregate outstanding Indebtedness of the Target and the Subsidiaries, as of the Closing Date.

                 (q) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 (r) "Consolidated PPE Gross Book Value Adjustment" shall mean (i) if the Closing Date Consolidated PPE Gross Book Value is equal to or greater than $62,000,000, Zero Dollars ($0.00) or (ii) if the Closing Date Consolidated PPE Gross Book Value is less than $62,000,000, the difference, expressed as a negative number, between $62,000,000 and the Closing Date Consolidated PPE Gross Book Value.

                 (s) "Consolidated Working Capital Adjustment" shall mean either (i) if the Closing Date Consolidated Working Capital is greater than $15,500,000, the amount (expressed as a positive number) by which the Closing Date Consolidated Working Capital exceeds $15,500,000, (ii) if the Closing Date Consolidated Working Capital is less than $14,500,000, the amount (expressed as a negative number) by which the Closing Date Consolidated Working Capital is less than $14,500,000 or (iii) if the Closing Date Consolidated Working Capital is equal to or greater than $14,500,000 but less than or equal to $15,500,000, Zero Dollars ($0.00).

                 (t) "Current Real Property" shall mean all Real Property currently owned or leased by the Target or any Subsidiary.

                 (u) "Dissenting Share" means any Target Share which any Shareholder who or which has exercised and perfected his, her or its dissenters rights under the Michigan Business Corporation Act holds of record.

                 (v) "Employee Benefit Plan" shall mean any (i) non qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (iv) Employee Welfare Benefit Plan or fringe benefit plan or program, any of which is maintained, administered or contributed to by the Target or any Subsidiary, or which covers any employee or former employee of the Target or any Subsidiary by reason of such employee's employment by the Target or any Subsidiary.

                 (w) "Employee Contract" shall mean any written or legally binding oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within thirty (30) days without liability to the Target or any Subsidiary) directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers' compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, which (i) is not an Employee Benefit Plan, (ii) has been entered into or maintained, as the case may be, by the Target or any Subsidiary and (iii) covers any one or more current or former director, officer, employee or consultant of the Target or any Subsidiary.

                 (x) "Employee Pension Benefit Plan" shall have the meaning set forth in ERISA Section 3(2).

                 (y) "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA Section 3(1).

                 (z) "Enforceability Limitations" shall mean (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and (ii) general principles of equity (whether applied by a court of law or equity) including, without limitation, the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies.

                 (aa) "Environment" shall mean any water or water vapor, land (including land surface or sub-surface), air, fish, wildlife, biota and all other natural resources, whether outside, inside or under any structure.

                 (bb) "Environmental Claims" shall mean any notice of violation, notice of potential or actual responsibility or liability, claim, suit, action, demand, directive or order, or any other assertion of a right to legal, administrative or equitable relief, resulting from, relating to or arising out of (i) the presence of, the Release or threatened Release into the Environment of, or exposure to, any Hazardous Substance which is required to be reported under or is in violation of any Environmental Laws, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance which is required to be reported under or is in violation of any Environmental Laws,
(iii) the violation, or alleged violation, of any Environmental Laws or (iv) the non-compliance or alleged non-compliance with any Environmental Laws.

                 (cc) "Environmental Laws" shall mean any statutes, ordinances, directives or other laws, any rules or regulations, orders, guidelines or policies, and any licenses, permits, orders, judgments, notices or other requirements enacted, promulgated, or issued by any Governmental Authority, relating to pollution or protection of public health or the Environment, or to the identification, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, Release or threatened Release of any Hazardous Substances, pollutants, contaminants, wastes or any other substances or materials. Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, and all analogous laws enacted, promulgated or lawfully issued by any Governmental Authority, but shall exclude any Governmental Requirement of the Occupational Safety and Health Administration and any similar state laws.

                 (dd) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 (ee) "ERISA Affiliate" shall mean a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with the Target or any Subsidiary within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

                 (ff)     "Escrow Agent" shall mean Bank of America, N.A..

                 (gg) "Escrow Funds" shall mean the amount of funds on deposit with and held by the Escrow Agent from time to time pursuant to this Agreement and the Escrow Agreement, which amount shall initially be equal to the Initial Escrow Deposit.

                 (hh) "GAAP" shall mean United States generally accepted accounting principles applied consistent with the past practice of the Target and the Subsidiaries.

                 (ii) "Gast UK" shall mean Gast Manufacturing Company Limited, a U.K. company.

                 (jj) "Governmental Authority" shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

                 (kk) "Governmental Requirement" shall mean any published law, statute, ordinance, directive, rule or regulation of any Governmental Authority now in effect.

                 (ll) "Guarantee" shall mean (without duplication on a consolidated basis) all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of any Person guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For purposes of any computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of the Indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

                 (mm) "Hazardous Substances" shall mean any pollutants, contaminants, substances or other materials, whether solids, liquids or gases, as defined in or regulated by any Environmental Laws.

                 (nn) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

                 (oo) "IDEX" shall mean IDEX Corporation, a Delaware corporation.

                 (pp) "Income Tax Liability" shall mean liability for any federal, state, local or foreign income, business and occupation or similar Taxes owing by the Target or any Subsidiary to any Governmental Authority attributable to the operations and activities of the Target or any Subsidiary for any period ending on or prior to the Closing Date, including without limitation Taxes computed through the Closing Date with respect to any partial year.

                 (qq) "Indebtedness" shall mean, with respect to any Person (without duplication on a consolidated basis), (i) all obligations of such Person for borrowed money, including without limitation all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (ii) all such obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (vi) all Capitalized Lease Obligations of such Person, (vii) all Guarantees of such Person, (viii) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (ix) all obligations arising out of foreign exchange contracts and (x) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate, insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

                 (rr) "Independent Accountants" shall mean KPMG Peat Marwick LLP or, if KPMG Peat Marwick LLP is unable to serve as provided in
Section 2.3(c), another "Big Five" independent accounting firm, or successor thereof, agreed upon by the Principal Shareholders and Buyer. If the Principal Shareholders and Buyer are not able to agree upon an accounting firm, then the Independent Accountants shall be a "Big Five" firm selected by lot (except that any "Big Five" firm with a prior relationship with Buyer, the Principal Shareholders or the Target shall be excluded).

                 (ss)     "Initial Escrow Deposit" shall mean $11,800,000.

                 (tt) "Insurance" shall mean any fire, product liability, automobile liability, general liability, worker's compensation, medical insurance stop-loss coverage or other form of insurance maintained by the Target or any Subsidiary, and any tail coverage purchased with respect thereto.

                 (uu) "Intellectual Property" shall mean all intellectual property used to conduct the Business including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names (including, without limitation, the name "Gast Manufacturing"), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives) and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

                 (vv) "Inventory" shall mean all raw material, work-in-process and finished goods inventory of the Business. Solely for purposes of calculating Closing Date Consolidated Working Capital, "Inventory" shall mean the Inventory of the Business net of reserves for damaged, obsolete and excess inventory (as determined in accordance with GAAP).

                 (ww) "Life Insurance" shall mean those policies of life insurance owned by the Target on the lives of Gast and certain other executives and having an aggregate cash surrender value of approximately $2,400,000 (net of policy loans of approximately $200,000), a list of which policies is set forth on Schedule 1.1(ax).

                 (xx) "Losses" shall mean all losses, liabilities, deficiencies, damages (excluding (i) other than with respect to Environmental Claims, consequential damages and (ii) other than as asserted in any third-party claim, punitive damages), Encumbrances (other than any Permitted Encumbrance), fines, penalties, claims, costs and expenses, including without limitation all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement, court costs and reasonable legal and accounting fees and disbursements.

                 (yy) "Merger Consideration" shall mean $118,000,000, as adjusted by the Merger Consideration Closing Adjustment.

                 (zz)     "Merger Consideration Closing Adjustment" shall mean
(i) the sum, whether positive or negative, of (A) the Consolidated Working Capital Adjustment and (B) the Consolidated PPE Gross Book Value Adjustment minus (ii) the Closing Date Indebtedness minus (iii) the Income Tax Liability minus (iv) the Broker's Fee plus (v) the Closing Date Cash and plus (vi) the aggregate cash surrender value of the Uncommitted Life Insurance, net of policy loans and any tax consequences to the Target upon the surrender of such policies as if such surrender had occurred at Closing ("Net Cash Surrender Value").

                 (aaa) "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

                 (bbb) "Owned Current Real Property" shall mean all Current Real Property owned by the Target or any Subsidiary.

                 (ccc) "Owned Tangible Personal Property" shall mean all Tangible Personal Property owned by the Target or any Subsidiary.

                 (ddd) "Other Current Assets" shall mean the current assets of the Target and the Subsidiaries other than Accounts Receivable, Inventory, cash, deferred taxes and prepaid expenses relating to any Income Tax Liability.

                 (eee)     "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

                 (fff) "Per Share Merger Consideration" shall mean the Merger Consideration divided by the total number of Target Shares issued and outstanding on the Closing Date.

                 (ggg) "Permits" shall mean all permits, licenses, certificates, consents, franchises, approvals and other authorizations issued by or obtained from any Governmental Authority or other Person or otherwise maintained in connection with the operation of the Business or the use or ownership by the Target and the Subsidiaries of their respective properties and assets.

                 (hhh)     "Permitted Encumbrance" shall mean any Encumbrance
(i) for Taxes not yet due and payable or being contested in good faith, (ii) relating to any Capitalized Lease Obligation, operating lease, conditional sale agreement or other title retention agreement, or any purchase money security interest, (iii) which secures any Indebtedness to the extent reflected on the Closing Date Financial Report, (iv) arising in connection with any bills of lading, warehouse receipts and other documents of title in the ordinary course of business, (v) relating to mechanics', materialmens' and other similar liens arising in the ordinary course of business which will be removed by the payment of the Accounts Payable and the Accrued Liabilities to the extent reflected on the Closing Date Financial Report, (vi) consisting of easements, rights-of-way, restrictions and other similar encumbrances on any of the Current Real Property not materially interfering with the ordinary course of business, or (vii) relating to any replacement, extension, modification or renewal of any Encumbrance described in clauses (i) through (vi) above.

                 (iii) "Person" shall mean any corporation, Governmental Authority, individual, partnership, limited liability company, trust or other entity.

                 (jjj) "Predecessor" shall mean a Person, if any, whose status or activities could give rise to an Environmental Claim against the Target or any Subsidiary as a successor in interest to such Person.

                 (kkk)     "Principal Shareholders" shall mean Gast and RDV.

                 (lll) "Proceeding" shall mean any claim, demand, action, suit, litigation, administrative proceeding, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding of, by, before or involving any Governmental Authority.

                 (mmm) "Prohibited Transaction" shall have the meaning set forth in ERISA Section 406 and Code Section 4975.

                 (nnn) "Pro Rata Percentage" shall mean as to any Shareholder a fraction, expressed as a percentage, the numerator of which is the number of Target Shares owned by such Shareholder on the Closing Date and the denominator of which is the total number of Target Shares issued and outstanding on the Closing Date.

                 (ooo) "Real Property" shall mean all real property now or in the past twenty (20) years owned or leased by the Target, any Subsidiary or any Predecessor, or in which the Target, any Subsidiary or any Predecessor has now or in the past had any interest, and all buildings, structures and improvements located on, in or under such real property, together with all rights, licenses, privileges, interests, hereditaments, reversions and easements appurtenant thereto, including, without limitation, (i) all minerals, oil, gas and other hydro-carbon substances on and under the surface of the real property, (ii) all development rights, air rights, water, water rights and water stock relating to the real property, (iii) any adjacent strips or gores of real estate, and (iv) any other easements, rights-of-way or appurtenances used in conjunction with the beneficial use and enjoyment of the real property; provided, however, that with respect to any Predecessor, "Real Property" shall mean only such real property as was owned or leased while such Predecessor was an Affiliate of the Target or any Subsidiary.

                 (ppp) "Redemption Transaction" shall mean that certain series of transactions consummated in August and September of 1996 pursuant to which (i) the Target redeemed or otherwise reacquired all of its issued and outstanding preferred stock and 441,176 shares of its Class A and Class B common stock, and (ii) RDV became a substantial stockholder of the Target.

                 (qqq) "Related Person" shall mean any partner, shareholder, director, officer or employee of the Target or any Subsidiary, any Person related to any such partner, shareholder, director, officer or employee by blood or marriage, or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, partner, trustee or otherwise.

                 (rrr) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the Environment which could give rise to an Environmental Claim or is required to be reported under any Environmental Laws.

                 (sss) "Reportable Event" shall have the meaning set forth in ERISA Section 4043.

                 (ttt) "Representative" shall mean any officer, director, principal, attorney, accountant, agent, employee, member or other representative of any Person.

                 (uuu) "Shareholders" shall mean the holders of all of the issued and outstanding capital stock of the Target as of the Closing Date including, without limitation, the Principal Shareholders, a list of which holders is set forth on Schedule A.

                 (vvv) "Subsidiary" shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Target.

                 (www) "Tangible Personal Property" shall mean all tangible personal property of the Business (other than Inventory) owned or leased by the Target or any Subsidiary or in which the Target or any Subsidiary has any interest including, without limitation, show equipment, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

                 (xxx) "Target" shall mean Gast Manufacturing Corporation, a Michigan corporation.

                 (yyy) "Target Shares" shall mean all of the issued and outstanding shares of Class A common stock, par value $1.00 per share, and Class B common stock, par value $1.00 per share, of the Target, comprising 404,480 Class A common shares and 205,220 Class B common shares.

                 (zzz) "Target's Pre-Closing Accountants" shall mean the firm of Grant Thornton LLP, acting as accountants for the Target and the Subsidiaries prior to Closing.

                 (aaaa) "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                 (bbbb) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

                 (cccc) "Transitory Subsidiary" shall mean Gast Acquisition Corp., a Michigan corporation.

                 (dddd) "Transitory Subsidiary Shares" shall mean all of the issued and outstanding shares of common stock, without par value, of the Transitory Subsidiary, comprising 100 common shares.

                 (eeee) "Uncommitted Life Insurance" shall mean (i) those policies of Life Insurance, or portions thereof, which are not committed to any particular employee but were allocated to fund the deferred compensation arrangements described in the footnote on page 15 of the audited financial statements of the Target for the period ended December 29, 1996 and (ii) the policies or portions thereof which name the Target as beneficiary of policy proceeds upon death but only to the extent such proceeds are to be owned by the Target and are not allocated, set aside or otherwise paid to, or held for, a particular employee or beneficiary thereof.

                 (ffff) "Unpaid Redemption Amount" shall mean the amount, if any, of all redemption payments owing to any former shareholders of the Target pursuant to the Redemption Transaction.

                 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                 Term                                              Section

                 Agreement in Principle                             10.12
                 Casualty                                           10.1
                 Casualty Amount                                    10.1
                 Certificate of Merger                              3.2
                 Closing                                            3.1
                 Closing Certificate                                2.3(a)
                 Closing Date Financial Report                      2.3(c)
                 Closing Merger Consideration Reconciliation        2.4(d)
                 COBRA                                              4.16(a)(xiv)
                 Confidentiality Letter                             6.1
                 Disapproved Encumbrances                           6.13(b)
                 Effective Time                                     2.2
                 Employment Letter                                  6.8(b)
                 Escrow Agreement                                   6.7
                 Facilities                                         9.6
                 Final Merger Consideration Closing Adjustment      2.3(c)
                 Financial Statements                               4.8
                 Gast Employment Agreement                          6.8(a)
                 IDEX Indemnified Parties                           9.1(b)
                 Interim Financial Statements                       4.8
                 Material Contracts                                 4.22
                 MDEQ                                               9.6
                 Merger                                             2.1
                 Net Cash Surrender Value                           1.1(cf)
                 Non-Competition Agreement                          6.9
                 Preliminary Merger Consideration
                   Closing Adjustment                               2.3(a)
                 Required Consents and Filings                      6.3
                 RMT                                                9.6
                 Shareholders' Meeting                              6.12
                 Standard IDEX Agreements                           6.10
                 Surveys                                            6.13(a)
                 Surviving Corporation                              2.1
                 Target Indemnified Parties                         9.1(b)
                 Third Party Source                                 9.1(e)(iv)
                 Title Commitments                                  6.13(a)
                 Title Policy                                       6.13(a)

                 1.3 Usage of Terms. Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa. Use of the word "including" shall mean "including, without limitation."

                 1.4 References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

                 1.5 Conversion Rates. For purposes of calculating amounts determined with reference to GAAP (including, without limitation, for purposes of calculating the Closing Date Consolidated PPE Gross Book Value and the Closing Date Consolidated Working Capital), the foreign currency conversion rate for U.S. Dollars to British Pounds Sterling shall be determined in accordance with GAAP. For all other purposes, the established foreign currency conversion rate for U.S. Dollars to British Pounds Sterling shall be as follows:

                 U.S. $1.69 = L.1.00 British Pounds Sterling

                                   ARTICLE 2
                                     MERGER

                 2.1 The Merger. Subject to the terms and conditions contained in this Agreement, on the Closing Date the Transitory Subsidiary shall merge with and into the Target (the "Merger") and the Target shall be the corporation surviving the Merger (the "Surviving Corporation").

                 2.2      Effect of Merger.

                          (a)     General.  The Merger shall become effective
on the date that the Certificate of Merger is filed with the Department of Consumer and Industry Services of the State of Michigan or on such other date as is set forth in the Certificate of Merger as permitted by the Michigan Business Corporation Act (the "Effective Time"). The Merger shall have the effect set forth in Section 724 of the Michigan Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

                          (b)     Articles of Incorporation.  The Articles of
Incorporation of the Target immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation at and as of the Effective Time.

                          (c)     Bylaws.  The Bylaws of the Transitory
Subsidiary immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation at and as of the Effective Time.

                          (d)     Directors and Officers.  The directors and
officers of the Transitory Subsidiary immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation at and as of the Effective Time.

                          (e)     Conversion of Target Shares.  At and as of
the Effective Time, (i) each Target Share (other than any Dissenting Share) shall be converted into the right to receive the Per Share Merger Consideration, which amount shall be payable in accordance with the procedures set forth in Section 2.4 and (ii) subject to the compliance by the holder of each Dissenting Share with the provisions of the Michigan Business Corporation Act, such Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Michigan Business Corporation Act; provided, however, that the Per Share Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of Target Shares outstanding. After the Effective Time, no Target Share shall be deemed to be outstanding or to have any rights other than as set forth in the preceding sentence.

                          (f)     Conversion of Transitory Subsidiary Shares.
At and as of the Effective Time, each Transitory Subsidiary Share shall be converted into one share of common stock of the Surviving Corporation.

                 2.3 Closing Certificate; Preliminary Merger Consideration Closing Adjustment; Physical Inventory; Audit; Closing Date Financial Report; Final Merger Consideration Closing Adjustment.

                 (a) Closing Certificate; Preliminary Merger Consideration Closing Adjustment. On the fifth business day prior to the Closing Date, the President or the Chief Financial Officer of the Target shall in good faith prepare and deliver to Buyer a certificate (the "Closing Certificate") containing (i) a proforma estimate of the Closing Date Consolidated Working Capital, the Closing Date Consolidated PPE Gross Book Value, the Consolidated Working Capital Adjustment, the Consolidated PPE Gross Book Value Adjustment, the Closing Date Indebtedness, the Income Tax Liability, the Broker's Fee, the Closing Date

Cash, the Net Cash Surrender Value of the Uncommitted Life Insurance and the Merger Consideration Closing Adjustment based thereon (the "Preliminary Merger Consideration Closing Adjustment"), and (ii) a list of all outstanding loans of the Target to any Shareholder and the payoff amounts of such loans as of the Closing Date, which Closing Certificate shall be subject to limited procedures of inquiry by Buyer and Buyer's Accountants as to reasonableness. The Closing shall proceed, and the payments required to be made on the Closing Date pursuant to Section 2.4(a) shall be determined, on the basis of the Closing Certificate and the Preliminary Merger Consideration Closing Adjustment.

                 (b) Physical Inventory. The results of the physical inventory conducted in October 1997 with respect to the Target and on November 27 and 28 with respect to Gast UK, as adjusted by additions to or deletions from Inventory to the Closing Date, shall be used in the preparation of the Closing Certificate and the Closing Date Financial Report. With respect to any Inventory of the Target and its Subsidiaries located at any premises not owned or leased by the Target or any Subsidiary, or otherwise not included in such physical inventory, (i) for purposes of the Preliminary Merger Consideration Closing Adjustment, the Target shall provide to Buyer in writing a good faith estimate as to the amount of such Inventory prior to the Closing Date and (ii) for purposes of the Final Merger Consideration Closing Adjustment, the Target and its Subsidiaries or Target's Pre-Closing Accountants shall obtain from each Person who is in possession of any such Inventory written certification as to the amount of such Inventory as of the Closing Date.

                 (c) Audit; Closing Date Financial Report. As promptly as possible after the Closing, the Target shall cause the Target's Pre-Closing Accountants to prepare in consultation with, and deliver to, the Principal Shareholders (i) an audited consolidated balance sheet with consolidating schedule of the Target and its Subsidiaries as of the Closing Date in accordance with GAAP and otherwise consistent with past practices and procedures and (ii) a supplemental report setting forth the Closing Date Consolidated Working Capital, the Closing Date Consolidated PPE Gross Book Value, the Consolidated Working Capital Adjustment, the Consolidated PPE Gross Book Value Adjustment, the Closing Date Indebtedness, the Income Tax Liability, the Broker's Fee, the Closing Date Cash, the Net Cash Surrender Value of the Uncommitted Life Insurance and the definitive Merger Consideration Closing Adjustment based on the Closing Date Financial Report (the "Final Merger Consideration Closing Adjustment"), each of which shall be reported on by the Target's Pre-Closing Accountants without qualification (collectively, the "Closing Date Financial Report"). Any third-party expenses or fees incurred in preparing or in connection with the Closing Date Financial Report and the Final Merger Consideration Closing Adjustment shall be borne by the Shareholders in accordance with Section 10.8. As promptly as reasonably practicable and, in any event, not later than 60 days after the Closing Date, the Target's Pre-Closing Accountants shall deliver to Buyer the Closing Date Financial Report, together with their audit report and shall make available any work papers or other information then or thereafter requested by Buyer. If Buyer does not object, or otherwise fails to respond, to the Closing Date Financial Report within 15 business days after delivery to Buyer, such Closing Date Financial Report shall automatically become final and conclusive. In the event that Buyer objects to the Closing Date Financial Report within such 15 business day review period, the Principal Shareholders and Buyer shall promptly meet and endeavor to reach agreement as to the content of the Closing Date Financial Report. If the Principal Shareholders and Buyer agree on the content of the Closing Date Financial Report, such Closing Date Financial Report shall become final and conclusive. If the Principal Shareholders and Buyer are unable to reach agreement within 15 business days after the end of Buyer's 15 business day review period, then the Independent Accountants shall promptly be retained to determine whether the disputed items in the Closing Date Financial Report were determined in accordance with this Agreement, which determination shall be made as quickly as possible. Only disputed item(s) shall be submitted to the Independent Accountants for review. In resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Independent Accountants. Such determination of the Independent Accountants shall be final and binding on the Shareholders and Buyer, and all expenses of the Independent Accountants shall be borne equally by the Shareholders and Buyer in accordance with Section 10.8. The Merger Consideration and the payments required to be made after the Closing Date pursuant to Section 2.4(d) shall be finally determined on the basis of the Closing Date Financial Report and the Final Merger Consideration Closing Adjustment.

                 2.4 Procedure for Payment of Merger Consideration; Funding of Escrow; Payment of Closing Date Indebtedness; Closing Merger Consideration Reconciliation.

                 (a) On the Closing Date, Buyer shall pay the Merger Consideration, as adjusted by the Preliminary Merger Consideration Closing Adjustment, in accordance with the following procedure:

                          (i)     Buyer shall deposit the Initial Escrow
Deposit with the Escrow Agent to be held and disbursed in accordance with the Escrow Agreement;

                          (ii)    Subject to subsections (iii) and (iv) of this
Section 2.4(a), and subject to the receipt of documents to be surrendered pursuant to subsection (b) of this Section 2.4, Buyer shall pay to the Shareholders an aggregate amount equal to (A) the Merger Consideration, as adjusted by the Preliminary Merger Consideration Closing Adjustment, minus (B) the Initial Escrow Deposit, in cash or immediately available funds (without interest), with the amount allocable to each Shareholder to be such Shareholder's Pro Rata Percentage of the Merger Consideration.

                          (iii)   Notwithstanding anything to the contrary in
this Section 2.4(a), any Shareholder who holds Dissenting Shares will not receive his, her or its Pro Rata Percentage of the Merger Consideration pursuant to this Section 2.4(a), but shall instead be entitled to the rights granted pursuant to Sections 761-774 of the Michigan Business Corporation Act; and

                          (iv)    Notwithstanding anything to the contrary in
this Section 2.4(a), with respect to any Shareholder who owes any amount to the Target as of the Effective Time pursuant to an outstanding shareholder loan, the aggregate amount of principal, accrued interest and other charges owing to the Target pursuant to such shareholder loan shall be offset against and satisfied from such Shareholder's Pro Rata Percentage of the Merger Consideration.

                 (b) As soon as practicable after the date of this Agreement and upon receipt from the Target of a complete list of Shareholder mailing addresses, Buyer shall deliver to each Shareholder a letter of transmittal (with instructions for its use) in the form of Exhibit 2.4(b) for such Shareholder to use in surrendering the certificates which represent his, her or its Target Shares against payment of such Shareholder's Pro Rata Percentage of the Merger Consideration in accordance with this Section 2.4.

                 (c) On the Closing Date, Buyer shall cause to be paid in full the Closing Date Indebtedness and the Broker's Fee.

                 (d) Within five (5) business days after determination of the Final Merger Consideration Closing Adjustment, Buyer or Shareholders, as the case may be, shall pay or otherwise reconcile to the other in accordance with this Section 2.4(d) the amount by which the Merger Consideration, as adjusted by the Final Merger Consideration Closing Adjustment, is greater or less than the Merger Consideration, as adjusted by the Preliminary Merger Consideration Closing Adjustment (such difference being the "Closing Merger Consideration Reconciliation"). If the Closing Merger Consideration Reconciliation is positive, then either (i) Buyer shall pay to each Shareholder such Shareholder's Pro Rata Percentage of the Closing Merger Consideration Reconciliation in cash or immediately available funds or (ii) if Buyer fails to make such payments, Principal Shareholders shall have the right, on behalf of the Shareholders, to apply to the Escrow Agent for payment of such amount from the Escrow Funds in accordance with the Escrow Agreement and Buyer shall have an obligation to restore the Escrow Funds by depositing such amount with the Escrow Agent. If the Closing Merger Consideration Reconciliation is negative, then Buyer shall have the right to apply to the Escrow Agent for payment of such amount from the Escrow Funds in accordance with the Escrow Agreement. If
(i) Buyer fails to pay any amount owing to the Shareholders or the Escrow Agent pursuant to this Section 2.4(d) (including by application of the Escrow Funds) or (ii) the Shareholders fail to pay any amount owing to Buyer pursuant to this
Section 2.4(d) (including by application of the Escrow Funds), within the specified five business day period, then the amount so owing shall be payable on demand and interest shall accrue on the unpaid amount from the date due until paid at a rate equal to the lower of (A) ten percent (10%) per annum or
(B) the highest rate permitted by law.

                 2.5 Taxes. The Shareholders shall be responsible for the payment of any transfer, sales, use or other similar taxes imposed by reason of the transfer of the Target Shares (including, without limitation, taxes attributable to any part or all of the Current Real Property imposed as a result of the direct or indirect transfer or change of control of the Target but excluding any taxes attributable to any uncapping of the assessment of any Current Real Property) pursuant to this Agreement and any deficiency, interest or penalty with respect to such taxes.

                                   ARTICLE 3
                                    CLOSING

                 3.1 Closing. The closing of the transaction contemplated by this Agreement shall be held at 9:00 a.m. local time on the Closing Date at the offices of Barnes & Thornburg, 600 1st Source Bank Center, 100 North Michigan, South Bend, Indiana or any other place as Buyer and the Principal Shareholders mutually agree ("Closing"). The Closing shall be effective as of the close of business on the Closing Date.

                 3.2 Certificate of Merger. On or prior to the Closing Date, the Target and the Transitory Subsidiary will file with the Department of Consumer and Industry Services of Michigan a Certificate of Merger pursuant to
Section 707 of the Michigan Business Corporation Act in the form of Exhibit 3.2 (the "Certificate of Merger"), with effect that the Effective Time shall be on the Closing Date.

                 3.3 Merger Consideration. On the Closing Date, (a) Buyer shall deliver and tender the Initial Escrow Deposit to the Escrow Agent and (b) subject to the provisions of Section 2.4(a), Buyer shall deliver and tender the Merger Consideration to the Shareholders.

                 3.4 Other Certificates, Agreements and Items. On the Closing Date, Buyer and the Principal Shareholders shall deliver the certificates, agreements and other items described in Articles 7 and 8 of this Agreement.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE TARGET

                 The Target represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

                 4.1 Organization, Good Standing and Authority of the Target and each Subsidiary to Conduct Business. The Target is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of Michigan. Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
Schedule 4.1 sets forth the identity of each Subsidiary, the jurisdiction of organization of each Subsidiary, each jurisdiction other than the jurisdiction of organization where the Target and each Subsidiary is qualified to do business and each trade name or assumed name used by the Target and each Subsidiary in the conduct of the Business. To the Knowledge of the Target, the Target is, and each Subsidiary is, duly qualified to do business in, and is in good standing under the laws of, each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its respective business or the ownership of its respective properties. The Target has, and each Subsidiary has, full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Except as set forth on Schedule 4.1, neither the Target nor any Subsidiary has any stock or equity interest in any corporation, firm or organization, and the Target and each Subsidiary conducts its business directly and not through any association, joint venture, partnership or other business entity.

                 4.2 Power and Authority; Authorization; Binding Effect. Each of the Target and each Principal Shareholder has all necessary power and authority and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its or his obligations under this Agreement. Copies of all resolutions of the board of directors of the Target with respect to the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of the Target, in form satisfactory to counsel for Buyer, have been delivered to Buyer. Copies of all resolutions or other authorizations of RDV and/or its members required in connection with the transactions contemplated by this Agreement, certified by the Secretary or other appropriate officer of RDV, have been delivered to Buyer. This Agreement has been duly executed and delivered by the Target and each Principal Shareholder and constitutes a legal, valid and binding obligation of the Target and each Principal Shareholder enforceable against the Target and each Principal Shareholder in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations. Gast, the President and Chief Executive Officer of the Target, is, and at all times through the Closing Date will be, duly authorized to execute and deliver, for and on behalf of the Target, this Agreement and all other agreements, instruments, certificates and other documents incident or related hereto.

                 4.3 No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by the Target and the Principal Shareholders of this Agreement (a) do not and will not result in a violation of or conflict with any provision of the certificate or articles of incorporation, bylaws or other organization charters, certificates or documents of the Target, any Subsidiary or RDV, (b) to the Knowledge of the Target, except as set forth on
Schedule 4.3, do not and will not constitute a breach of, or constitute an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a default under, or result in the acceleration of, any obligations under, any term or provision of, any Material Contract, material Encumbrance or material Permit to which the Target, any Subsidiary or any Principal Shareholder is a party, (c) to the Knowledge of the Target, do not and would not reasonably be expected to result in a violation by the Target, any Subsidiary or any Principal Shareholder of any Governmental Requirement or any Proceeding, or (d) do not and will not result in an imposition of any Encumbrance on the Shares or on any assets of the Target or any Subsidiary.

                 4.4 Consents and Approvals. Except for any approvals required under the HSR Act and as otherwise set forth on Schedule 4.4, to the Knowledge of the Target, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person is required to be made or obtained by the Target, any Subsidiary or any Shareholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                 4.5 No Proceedings. Except as set forth on Schedule 4.5, there is no Proceeding pending, or to the Knowledge of the Target, threatened or anticipated, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

                 4.6 Capitalization. Schedule 4.6 sets forth the authorized, issued and outstanding shares of capital stock of the Target and each Subsidiary, the ownership thereof and any Encumbrances thereon. All of the Target Shares are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable laws. All voting rights with respect to the Target are vested in the Target Shares. Except as set forth on Schedule 4.6, other than the Target Shares (a) there are no outstanding shares of capital stock of the Target or any Subsidiary, or outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of the Target or any Subsidiary, (b) there are no bonds, debentures, notes, or other Indebtedness having the right to vote on any matters on which the Target's or any Subsidiary's shareholders may vote, (c) there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which the Target or any Subsidiary is bound to issue, repurchase or otherwise acquire or retire any capital stock of the Target or any Subsidiary, (d) there are no voting agreements, voting trusts, buy-sell agreements, options or rights or obligations relating to the shareholders or the capital stock of the Target or any Subsidiary, and (e) except for certain provisions of this Agreement and the Escrow Agreement to be executed and delivered at the Closing, there are no agreements between any Shareholder and the Target or any Subsidiary which will survive the Closing. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire the Target Shares free of any Encumbrance.

                 4.7 Corporate Records. The minute books of the Target and each Subsidiary are complete and accurate in all material respects and the record contained therein of all meetings and actions of shareholders and directors and of any executive committee or other committee of the shareholders or board of directors is complete and accurate in all material respects for the period from January 1, 1978 to the present. The stock record book of the Target and each Subsidiary is complete and accurate and contains a complete and accurate record of all share transactions for the Target and each Subsidiary for the period from January 1, 1978 to the present. True and complete copies of the articles of association and other similar governing and organizational documents of the Target, each Subsidiary and each other entity listed on
Schedule 4.1 have been made available for review by Buyer, and true and complete copies of the minute book and stock record book of the Target and each Subsidiary have been made available for review by Buyer.

                 4.8 Financial Statements. The Target has delivered to Buyer (a) consolidated audited financial statements of the Target and the Subsidiaries for the five-year period ended December 29, 1996 (consisting of the audit opinion, a balance sheet, a statement of income and retained earnings, a statement of cash flows and all related footnotes), certified by the Target's Pre-Closing Accountants without qualification, and consolidating financial statements of the Target for the five-year period ended December 29, 1996 (consisting of balance sheets, statements of income, profit and loss and statements of cash flows) (collectively, the "Financial Statements"), (b) consolidated unaudited interim financial statements of the Target and the Subsidiaries (consisting of a balance sheet and a statement of income, profit and loss) for the period ended November 23, 1997 and consolidating interim financial statements of the Target and each Subsidiary for the period ended November 23, 1997 (consisting of balance sheets, statements of income, profit and loss and statements of cash flows) (collectively, the "Interim Financial Statements"). Copies of the Financial Statements and the Interim Financial
Statements have been delivered to Buyer.   The Financial Statements and the
Interim Financial Statements fairly present the financial condition and the results of operations of the Target and the Subsidiaries as of their respective dates and for the periods then ended in accordance with GAAP (in the case of the Financial Statements) or in accordance with the Target's, or the applicable Subsidiary's standard accounting practices with respect to interim statements (in the case of the Interim Financial Statements), and except to the extent required by changes in GAAP and as may be provided in the notes to the Financial Statements and Interim Financial Statements, and except in the case of the Interim Financial Statements for the lack of footnotes and normal year-end and audit adjustments. The books and records of the Target and the Subsidiaries fairly reflect in all material respects the assets, liabilities and operations of the Target and the Subsidiaries in accordance with sound accounting practice and the Financial Statements and the Interim Financial Statements are in conformity therewith. The Financial Statements provide fully for all fixed and non-contingent liabilities of the Target and the Subsidiaries, and disclose or provide for all material contingent liabilities of the Target and the Subsidiaries of a type required to be disclosed or provided for in financial statements in accordance with GAAP.

                 4.9      Undisclosed Liabilities; Encumbrances.

                 (a) Except as disclosed on Schedule 4.9(a), there are no liabilities or obligations of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements in accordance with GAAP, of the Target or the Subsidiaries (including, without limitation, liabilities relating to any Employee Benefit Plan) except (a) liabilities and obligations reflected or reserved for in the Financial Statements and the Interim Financial Statements (including liabilities disclosed in the footnotes thereto), (b) liabilities and obligations specifically disclosed in this Agreement, (c) liabilities subject to coverage and to the extent covered under any of the Insurance, (d) liabilities reflected in the calculation of the Final Merger Consideration Closing Adjustment, (e) liabilities of which Buyer has actual knowledge and of which the Target does not have Knowledge, or (f) liabilities and obligations incurred between November 23, 1997 and the Closing Date in the ordinary course of the business of the Target and the Subsidiaries, consistent with past practice, and as permitted by this Agreement.

                 (b) Except as set forth on Schedule 4.9(b), all of the properties and assets owned by the Target and the Subsidiaries, whether tangible or intangible, including without limitation the Accounts Receivable, the Inventory, the Current Real Property, the Tangible Personal Property and the Intellectual Property, are owned by the Target and the Subsidiaries free and clear of any Encumbrances other than the Permitted Encumbrances which are listed on Schedule 4.9(b).

                 4.10 Real Property. Schedule 4.10 contains a true, complete and correct list of all Current Real Property and, to the Knowledge of the Target, a true, complete and correct list of all other Real Property. Except as set forth on Schedule 4.10, (a) the Target or the applicable Subsidiary, as the case may be, has good and marketable title to the Current Real Property owned by the Target or such Subsidiary, (b) the Target or the applicable Subsidiary, as the case may be, enjoys peaceful and undisturbed possession of the Current Real Property leased by the Target or such Subsidiary, (c) none of the owned Current Real Property and, to the Knowledge of the Target, none of the leased Current Real Property is subject to any commitment for sale or use by any Person other than the Target or its Subsidiaries, (d) none of the Current Real Property is subject to any Encumbrance other than the Permitted Encumbrances which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of the Business, (e) to the Knowledge of the Target, no labor has been performed or material furnished for the Current Real Property for which a mechanic's or materialman's lien or liens, or any other lien, has been or could be claimed by any Person, (f) to the Knowledge of the Target, the owned Current Real Property and each user thereof and the leased Current Real Property and each user thereof, is in compliance in all material respects with all applicable Governmental Requirements which apply to the Current Real Property (including without limitation all zoning, subdivision and other applicable land use ordinances) and all existing covenants, conditions, restrictions and easements which are recorded in the published record as to the title of the Current Real Property or otherwise Known to the Target, and, to the Knowledge of the Target, the current use of the Current Real Property does not constitute a non-conforming use under the applicable zoning ordinances and (g) to the Knowledge of the Target, no default or breach exists with respect to, and neither the Target nor any Subsidiary has received any notice of any default or breach under, any Encumbrance affecting any of the Current Real Property.
There are no condemnation or eminent domain proceedings pending, or to the Knowledge of the Target, contemplated or threatened, against the Current Real Property or any part thereof, and neither the Target nor any Subsidiary Knows of any official action contemplated, threatened or initiated by any Governmental Authority to take or use the Current Real Property or any part thereof. There are no existing, or to the Knowledge of the Target, contemplated or threatened, general or special assessments unrelated to a Permitted Encumbrance affecting in any material respect the Current Real Property or any portion thereof. Neither the Target nor any Subsidiary has received notice of, nor does the Target have any Knowledge of, any pending or threatened Proceeding (including without limitation condemnation or eminent domain proceeding) before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Current Real Property, nor does the Target Know of any fact which might give rise to any such Proceeding or any type of existing or intended use of any real property adjacent to the Current Real Property which might materially adversely affect the use of the Current Real Property. To the Knowledge of the Target, none of the Current Real Property is located within any area determined to be flood-prone under the Federal Flood Protection Act of 1973, or any comparable state or local Governmental Requirement. Neither the Target nor any Subsidiary has received any notice within the past three years from any insurance company of any defects or inadequacies in the Current Real Property or any part thereof which would materially and adversely affect the insurability of the Current Real Property or the premiums for the insurance thereof, and no notice has been received by the Target or any Subsidiary from any insurance company which has issued a policy with respect to any portion of the Current Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with. To the Knowledge of the Target, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or by the normal use and operation of the Current Real Property are installed to the improvements situated on the Current Real Property, are connected pursuant to valid permits and are adequate to service the Current Real Property as currently used and to permit compliance in all material respects with all applicable Governmental Requirements and normal usage of the Current Real Property. To the Knowledge of the Target, access to and from the Current Real Property is via public streets, which streets are sufficient to ensure adequate vehicular and pedestrian access for the present operation of the Business. To the Knowledge of the Target, the buildings and improvements on the Current Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair, have been well maintained in accordance with reasonable commercial practices. Except as set forth on
Schedule 4.10, to the Knowledge of the Target, there are no repairs or replacements exceeding $150,000 in the aggregate for all Current Real Property or $50,000 for any single repair or replacement which are currently contemplated by the Target or any Subsidiary or which, to the Knowledge of the Target, should be made in order to maintain said buildings and improvements in a reasonable state of repair except in each case to the extent such costs or expenses are reflected on or reserved against in the Financial Statements or the Interim Financial Statements, or are included as Accrued Liabilities on the Closing Date Financial Report.

                 4.11 Tangible Personal Property. Schedule 4.11(a) lists each item of Tangible Personal Property owned by the Target and each Subsidiary having a value in excess of $25,000, and Schedule 4.11(b) lists each item of Tangible Personal Property leased by the Target and each Subsidiary (other than individual leases of office equipment having an annual rental of less than $10,000). The Tangible Personal Property constitutes substantially all of the tangible personal property used in the operation of the Business of the Target and each Subsidiary and constitutes substantially all tangible personal property necessary to conduct the Business of the Target and each Subsidiary as presently conducted. To the Knowledge of the Target, all of the Tangible Personal Property necessary to conduct the Business of the Target and each Subsidiary as presently conducted is located at the Current Real Property and there is no tangible personal property located at any of the Current Real Property which is not owned or leased by the Target or any Subsidiary. The Tangible Personal Property necessary to conduct the Business of the Target and each Subsidiary as presently conducted is in all material respects in good working order, ordinary wear and tear excepted. Neither the Target nor any Subsidiary currently intends to incur and, to the Knowledge of the Target, neither the Target nor any Subsidiary should incur, costs and expenses exceeding $100,000 in the aggregate for all Tangible Personal Property or $25,000 for any single item of Tangible Personal Property to repair or replace any Tangible Personal Property or to maintain the Tangible Personal Property in good working order except in each case to the extent such costs or expenses are reflected on or reserved against in the Financial Statements or the Interim Financial Statements, or are included as Accrued Liabilities on the Closing Date Financial Report.

                 4.12     Intellectual Property.

                 (a) To the Knowledge of the Target, except as set forth on Schedule 4.12(a), (i) the Intellectual Property constitutes substantially all of the intellectual property used in the operation of the Business and constitutes substantially all intellectual property necessary and sufficient to conduct the Business as currently conducted, (ii) each item of Intellectual Property owned or used by the Target or any Subsidiary immediately prior to the Closing Date will be owned or available for use by Buyer on substantially similar terms and conditions immediately subsequent to the Closing Date, (iii) each of the Target and each Subsidiary has taken all reasonable actions to maintain and protect each item of Intellectual Property owned by the Target or a Subsidiary necessary to the conduct of the Business as currently conducted.

                 (b) To the Knowledge of the Target, except as set forth on Schedule 4.12(b), (i) neither the Target nor any Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and neither the Target nor any Subsidiary has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Target or any Subsidiary must license or refrain from using any intellectual property rights of any third party) which has not been resolved, and (ii) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Target's or the applicable Subsidiary's ownership or use of the Intellectual Property.

                 (c) Schedule 4.12(c) identifies each patent, trademark and service mark registration and copyright registration which is owned or has been issued to the Target or any Subsidiary with respect to any of the Intellectual Property, identifies each currently pending patent application or application for trademark, service mark or copyright registration which the Target or any Subsidiary has made with respect to any of the Intellectual Property, and identifies each license or other agreement which the Target or any Subsidiary has granted to any third party with respect to any of the Intellectual Property. The Target has made available to Buyer correct and complete copies of all such patents, trademark and service mark registrations, copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.12(c) also identifies each trade name or unregistered trademark having a material value owned by the Target or any Subsidiary in connection with the Business.
To the Knowledge of the Target, with respect to each item of Intellectual Property required to be identified in Schedule 4.12(c): (i) each of the Target and each Subsidiary, as the case may be, possesses all right, title, and interest in and to the item, free and clear of any license or Encumbrance other than the Permitted Encumbrances, (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (iii) no Proceeding is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item and (iv) neither the Target nor any Subsidiary is subject to any enforceable obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                 (d) Schedule 4.12(d) identifies each item of Intellectual Property that is necessary to the conduct of the Business as currently conducted and that any third party owns and that the Target or any Subsidiary uses pursuant to license, sublicense or agreement. The Target has made available to Buyer correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). To the Knowledge of the Target, except as set forth on Schedule 4.12(d), with respect to each item of Intellectual Property required to be identified in Schedule 4.12(d): (i) the license, sublicense or other agreement covering the item is enforceable against the Target or the applicable Subsidiary and enforceable against each other party thereto, except as may be limited by the Enforceability Limitations, (ii) following the Closing, the license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions against each of the Target and each Subsidiary and any other party thereto, except as may be limited by the Enforceability Limitations, (iii) neither the Target nor any Subsidiary nor any other party to the license, sublicense or other agreement is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, material modification or acceleration thereunder, (iv) neither the Target nor any Subsidiary nor any other party to the license, sublicense or other agreement has repudiated any provision thereof, (v) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, (vi) no Proceeding is pending or threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property and (vii) neither the Target nor any Subsidiary has granted any sublicense or similar right with respect to the license, sublicense or other agreement.

                 (e) To the Knowledge of the Target, Buyer's use of the Intellectual Property that is necessary to the conduct of the Business as currently conducted and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business as presently conducted.

                 4.13 Compliance with Laws; Permits. To the Knowledge of the Target, the Target and each Subsidiary and the conduct of the Business of the Target and each Subsidiary is in compliance in all material respects with all Governmental Requirements. Neither the Target nor any Subsidiary has received any notice from a Governmental Authority that the Target or any Subsidiary is not in compliance with any Governmental Requirement, and the Target does not have any Knowledge that any presently existing circumstances are reasonably likely to result in material violations of any Governmental Requirement. Schedule 4.13 identifies all material Permits issued to or maintained by the Target and each Subsidiary. To the Knowledge of the Target, the Permits constitute all material permits, consents, licenses, franchises, authorizations and approvals used in the operation of the business of the Target and each Subsidiary and necessary to conduct the Business as presently conducted. To the Knowledge of the Target, all of the material Permits are valid and in full force and effect, no material violations have been experienced, noted or recorded and no Proceeding is pending or threatened, to revoke or limit any of them. Except as set forth on Schedule 4.13, the consummation of the transactions contemplated by this Agreement do not and will not violate in any material respect or render any of the material Permits invalid, require any amendment or reissuance of any of the material Permits or require the consent of the Governmental Authority which has issued any of the material Permits.

                 4.14 Litigation. Except as set forth on Schedule 4.14, there is no Proceeding pending or, to the Knowledge of the Target, threatened against or relating to the Target or any Subsidiary, or any of their respective officers, directors or employees (in their respective capacities as such), or its properties, assets or business.

                 4.15     Labor Matters.

                 (a) With respect to the Target and each Subsidiary other than Gast UK:

                          (i)     Schedule 4.15(a) identifies the name and
current compensation (including bonuses) of each current employee of the Target and each Subsidiary whose total compensation (including bonuses) earned in 1996 exceeded $50,000 or whose annualized compensation (including bonuses) in 1997 is budgeted to exceed $50,000. Except as set forth on Schedule 4.15(a), (a) neither the Target nor any Subsidiary has any obligations under or is a party to any written or legally binding oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group and neither the Target nor any Subsidiary has a works council, (b) to the Knowledge of the Target, neither the Target nor any Subsidiary is currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against the Target or any Subsidiary pending or, to the Knowledge of the Target, threatened before any Governmental Authority, (c) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of the Target, threatened against the Target or any Subsidiary nor is any material grievance currently being asserted, (d) neither the Target nor any Subsidiary has experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three years immediately preceding the date of this Agreement and (e) to the Knowledge of the Target, there is no organizational campaign being conducted or contemplated and there is no pending or threatened petition before any Governmental Authority or other dispute as to the representation of any employees of the Target or any Subsidiary. To the Knowledge of the Target, except as set forth on Schedule 4.15(a), each of the Target and each Subsidiary has complied in all materials respects with, and is currently in compliance in all material respects with, all Governmental Requirements relating to any of its employees (including, without limitation, any Governmental Requirement of the Occupational Safety and Health Administration), and none of the Target any Subsidiary has received, within the past three years, any written notice of failure to comply in any material respect with any such Governmental Requirement.

                          (ii)    Schedule 4.15(a) contains a list identifying
each Employee Contract. To the Knowledge of the Target, all Employee Contracts are valid and binding on all parties thereto, are in full force and effect, and no party to any such Employee Contract is in material default thereunder. Except as provided on Schedule 4.15(a) or reflected or reserved for on the Financial Statements or the Interim Financial Statements or as incurred in the ordinary course of business since the date of the Interim Financial Statements, neither the Target nor any Subsidiary has any liability for unpaid wages, salaries, bonuses, commissions, vacation pay, severance pay, health insurance, life insurance, or other form of employee compensation. Except as set forth on
Schedule 4.15(a), there is no amount in excess of $500 owing to the Target or any Subsidiary from any current or former director, officer, employee or consultant or owing by the Target or any Subsidiary to any current or former director, officer, employee or consultant. Neither the Target nor any Subsidiary is a party to any Employee Contract which provides that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered upon a Change of Control. True and complete copies or descriptions of the Employee Contracts have been made available to Buyers.
Each Employee Contract complies in all material respects with the requirements prescribed by any and all Governmental Requirements which are applicable to such Employee Contract.

                          (iii)   To the Knowledge of the Target, all of the
Target's and each Subsidiary's employees who are employed in the United States are (i) United States citizens, or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted,
(iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by the Target since November 6, 1986. Neither the Target nor any Subsidiary is, or during the past five (5) years has been, the subject of an immigration Proceeding, nor during the past five (5) years has the Target or any Subsidiary been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

                 (b)      With respect to Gast UK:

                          (i)     There is no existing, pending or, to the
Knowledge of the Target, threatened industrial or trade dispute involving Gast UK and any of its employees, there are no agreements or arrangements (whether oral or in writing or existing by reason of custom and practice) between Gast UK and any trade union or other employees' representatives concerning or affecting Gast UK's employees and there are no trade unions or other employees' representatives whom Gast UK recognizes to any extent for collective bargaining purposes.

                          (ii)    Gast UK has neither given notice of any
redundancies to the Secretary of State nor stated consultations with any independent trade union or employees' representatives within the period of one year prior to the date of this Agreement. To the Knowledge of the Target, no circumstances have arisen within the period of one year prior to the date of this Agreement under which Gast UK is likely to be required to pay damages for wrongful dismissal, to make any statutory redundance payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee. To the Knowledge of the Target, no circumstances have arisen under which Gast UK is likely to be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under Part II of the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Equal Pay Act 1970, Article 119 of the Treaty of Rome, the Race Relations Act 1976 or the Disability Discrimination Act 1996.
To the Knowledge of the Target, there are no current, pending or threatened claims of any type against it by any existing or former employees.

                          (iii)   To the Knowledge of the Target, other than
the Service Agreements with Michael Richard Jones and Mervyn Gwyn Jones, there are no existing service or other agreements or contracts between Gast UK and any of its directors or executives or employees which cannot be lawfully terminated by three calendar months' notice or less without giving rise to any claim for damages or compensation other than claims as above, and Gast UK has complied with all its obligations under all statutes and regulations, codes, orders and awards in connection with its employees and with all collective agreements with respect to trade unions or to employees of Gast UK.

                          (iv)    Schedule 4.15(b) contains (i) the names and
dates of birth and commencement of employment of all Persons who will at the Closing Date be employees or directors of Gast UK, (ii) details of all material compensation, bonuses and similar remuneration payable and any other benefits provided or which Gast UK is bound to provide during the current fiscal year to all such persons.

                 4.16     Employee Benefit Plans.

                 (a) With respect to the Employee Benefit Plans of the Target and each Subsidiary other than Gast UK:

                          (i)     Schedule 4.16(a) sets forth a list
identifying each Employee Pension Benefit Plan, including any Multiemployer Plan, and a list identifying each Employee Welfare Benefit Plan that, in either case, are currently, or in the past five years have been, maintained, administered or contributed to by the Target or any Subsidiary, or which cover any employee or former employee of the Target or any Subsidiary. Except as otherwise identified on Schedule 4.16(a), (i) no Employee Benefit Plan is maintained, administered or contributed to by any entity other than the Target or a Subsidiary, and (ii) no Employee Benefit Plan is maintained under any trust arrangement which covers any employee benefit arrangement which is not an Employee Benefit Plan.

                          (ii)    The Target has made available or has caused
to be delivered to Buyer true and complete copies of (i) the Employee Benefit Plans listed in Schedule 4.16(a) (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any), (ii) any amendments to the Employee Benefit Plans, (iii) written interpretations of the Employee Benefit Plans, (iv) material written communications to employees by the plan administrator of any Employee Benefit Plan (including, but not limited to, summary plan descriptions and summaries of material modifications, as defined under ERISA), (v) the three most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Benefit Plan (if any such report was required), including all attachments (including without limitation the audited financial statements, if any) and (vi) the three most recent actuarial valuation reports prepared in connection with each Employee Benefit Plan (if any such report was required).

                          (iii)   Except as set forth on Schedule 4.16(a) and
except for the ongoing termination of the Gast Manufacturing Corporation Pension Plan and Trust, there has been no amendment to, written interpretation or announcement (whether or not written) by the Target or any Subsidiary relating to, or change in employee participation or coverage under any Employee Benefit Plan that would increase materially the expense of maintaining such

Employee Benefit Plan above the level of expense incurred in respect of such Employee Benefit Plan for the most recent plan year with respect to Employee
Benefit Plans.   The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Benefit Plan, which (either alone or upon the occurrence of a subsequent event other than any action by Buyer that triggers Section 402(e) of ERISA) will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Target or any Subsidiary.

                          (iv)    To the Knowledge of the Target, each Employee
Benefit Plan has been maintained in compliance in all material respects with its terms and the requirements prescribed by any and all Governmental Requirements, including but not limited to, ERISA and the Code, which are applicable to such Employee Benefit Plan.

                          (v)     Except as set forth on Schedule 4.16(a), each
Employee Pension Benefit Plan that has been treated or is required under any Governmental Requirements to be treated as a "qualified" plan is "qualified" within the meaning of Section 401(a) of the Code, and has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt status under Section 501(a) of the Code. The Target has made available to Buyer the latest determination letters of the Internal Revenue Service relating to each Employee Pension Benefit Plan. Such determination letters have not been revoked. Furthermore, there are no pending Proceedings or, to the Knowledge of the Target, threatened Proceedings in which the "qualified" status of any Employee Pension Benefit Plan is at issue and in which revocation of the determination letter has been threatened. Each such Employee Pension Benefit Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the "qualified" status of the Plan. No distributions have been made from any of the Employee Pension Benefit Plans that would violate in any respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b), and none will have been made by the date of Closing.

                          (vi)    There are no pending or, to the Knowledge of
the Target, threatened (i) Proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (ii) Proceedings by any Governmental Authority, in each case, of or against any Employee Benefit Plan, the assets held thereunder, the trustee of any such assets, or the Target or any Subsidiary relating to any of the Employee Benefit Plans, other than the normal processing by the Governmental Authorities of the ongoing termination of the Gast Manufacturing Corporation Pension Plan and Trust. If any of the actions described in this subsection are initiated prior to the Closing Date, the Target shall notify Buyer of such action prior to the date of Closing.

                          (vii)   To the Knowledge of the Target, neither the
Target nor any Subsidiary has engaged (i) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (ii) in any Prohibited Transaction with respect to any Employee Benefit Plans. Furthermore, to the Knowledge of the Target, no other "party in interest," as defined in Section 3(14) of ERISA, or "disqualified person," as defined in Section 4975(e)(2) of the Code, has engaged in any such Prohibited Transaction.

                          (viii)  Except as disclosed in Schedule 4.16(a), no
unpaid liability has been incurred by the Target, any Subsidiary or any ERISA Affiliate for any tax, penalty or other similar liability with respect to any Employee Benefit Plan and, to the Knowledge of the Target, such Plans are not expected to incur any such liability prior to the date of Closing, other than any such liability which has been or will be satisfied in full or reserved for in the Financial Statements, in Interim Financial Statements or as an Accrued Liability in the Closing Date Financial Report.

                          (ix)    The Target or the Subsidiaries have made all
required contributions under each Employee Pension Benefit Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Financial Statements or the Interim Financial Statements, or will be provided for as an Accrued Liability in the Closing Date Financial Report. No Employee Pension Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and no Employee Pension Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

                          (x)     Except for required premium payments, no
liability to the PBGC has been incurred by the Target or any Subsidiary with respect to any Employee Pension Benefit Plan that has not been satisfied in full, and, to the Knowledge of the Target, no event has occurred and there exists no condition or set of circumstances that could result in the imposition of any such liability. The Target or the Subsidiaries have complied, or will comply, in all material respects, with all requirements for premium payments, including any interest and penalty charges for late payment, due to PBGC on or before the date of Closing with respect to each Employee Pension Benefit Plan for which any premiums are required. Other than the ongoing termination of the Gast Manufacturing Corporation Pension Plan and Trust, no Proceedings to terminate, pursuant to Section 4042 of ERISA, have been instituted or, to the Knowledge of the Target, are threatened by the PBGC with respect to any Employee Pension Benefit Plan (or any Employee Pension Benefit Plan maintained by an ERISA Affiliate). Except as set forth on Schedule 4.16(a), and other than the ongoing termination of the Gast Manufacturing Corporation Pension Plan and Trust, there has been, during the immediately preceding five years, no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Employee Pension Benefit Plan.

Other than the ongoing termination of the Gast Manufacturing Corporation Pension Plan and Trust, no reportable event, within the meaning of Section 4043 of ERISA, has occurred with respect to any Employee Pension Benefit Plan.

                          (xi)    As of the date of this Agreement, with
respect to each Employee Pension Benefit Plan which is covered by Title IV of ERISA and which is not a Multiemployer Plan, the current value of the accumulated benefit obligations (based on the actuarial assumptions that would be utilized upon termination of such Employee Pension Benefit Plan) do not exceed the current fair value of the assets of such Employee Pension Benefit Plan. Except as listed in Schedule 4.16(a) and other than in connection with the ongoing termination of the Gast Manufacturing Corporation Pension Plan and Trust, there has been (i) to the Knowledge of the Target, no material adverse change in the financial condition of any such Employee Pension Benefit Plan,
(ii) no change in actuarial assumptions with respect to any such Employee Pension Benefit Plan and (iii) no increase in benefits under any such Employee Pension Benefit Plan as a result of plan amendment, written interpretations, announcements, change in applicable law or otherwise which, individually or in the aggregate, would reasonably be expected to result in the value of any such Employee Pension Benefit Plan's accrued benefits exceeding the current value of such Employee Pension Benefit Plan's assets.

                          (xii)   Except as set forth on Schedule 4.16(a), none
of the Target, any Subsidiary or any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participate or been required to participate in, nor will they become obligated to do so through the Closing Date, any Multiemployer Plan. No amount is due from, or owed by, the Target, any Subsidiary or any ERISA Affiliate on account of a Multiemployer Plan of ERISA or on account of any withdrawal therefrom.

                          (xiii)  Except as set forth on Schedule 4.16(a), no
Employee Benefit Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Target or any Subsidiary beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any Employee Pension Benefit Plan, (iii) deferred compensation benefits accrued as liabilities on the Financial Statements or Interim Financial Statements or as an Accrued Liability on the Closing Date Financial Report, or (iv) benefits described in the Employee Benefit Plan documents made available to Buyer.

                          (xiv)   To the Knowledge of the Target, the Employee
Welfare Benefit Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder, ("COBRA")) have complied at all times in all material respects with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. To the Knowledge of the Target, the Target, the Subsidiaries, or their respective agents who administer any of the Employee Welfare Benefit Plans, have complied in all material respects at all times with the notification and written notice requirements of COBRA. There are no pending, and to the Knowledge of the Target, threatened claims, suits, or other proceedings by any employee, former employee, participants or by the beneficiary, dependent or representative of any such person, involving the failure of any Employee Welfare Benefit Plan or of any other group health plan ever maintained by the Target or any Subsidiary to comply with the health care continuation coverage requirements of COBRA.

                          (xv)    To the Knowledge of the Target, the Employee
Welfare Benefit Plans that are group health plans (as defined for the purposes of Section 9805 of the Code) have complied at all times in all material respects, and will continue to comply in all material respects through the date of Closing, with requirements of Sections 9801 and 9802 of the Code.

                          (xvi)   To the Knowledge of the Target, except as set
forth on Schedule 4.16(a), there is no contract, agreement, plan or arrangement covering any employee or former employee of the Target or any Subsidiary that, individually or in aggregate, could reasonably be expected to give rise to the payment by the Target or any Subsidiary, directly or indirectly, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                 (b) With respect to the employee benefit plans of Gast UK, the Target makes the representations, warranties and indemnities set forth on Schedule 4.16(b).

                 4.17 Transactions with Certain Persons. To the Knowledge of the Target, except as set forth on Schedule 4.17 and except for the Redemption Transaction, no Shareholder nor any Related Person is presently or at any time during the past five years has been a party to any material transaction with the Target or any Subsidiary, including, without limitation, any material contract, agreement or other arrangement (a) providing for the furnishing of material services to or by, (b) providing for the rental or sale of real or personal property to or from, or (c) otherwise requiring payments to or from (other than for services as officers, directors or employees of the Target or any Subsidiary), such Related Person. To the Knowledge of the Target, except as set forth on Schedule 4.17, there is no outstanding amount in excess of $2,000 owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from the Target or any Subsidiary to any Related Person or from any Related Person to the Target or any Subsidiary.
Each of the related-party transactions set forth on Schedule 4.17 was entered into between the Target or any Subsidiary and the Related Person on an arms length basis on terms no less favorable to the Target or the Subsidiary than could be obtained from an unrelated third party.

          4.18 Tax Matters. Except as set forth on Schedule 4.18, (a) to the Knowledge of the Target, the Target and each Subsidiary have duly filed all Tax Returns required to be filed with any Governmental Authority and all such Tax Returns were correct and complete in all material respects; (b) the federal income Tax Returns of the Target and all Subsidiaries (other than any Subsidiary domiciled in the United Kingdom or any other country other than the United States) are and have been at all times in the past prepared and filed on a consolidated basis for federal income tax purposes; (c) the Target and each Subsidiary have paid in full all Taxes required to be paid by the Target and each Subsidiary before such payment became delinquent other than Taxes being contested in good faith or for which adequate reserves have been established and, to the Knowledge of the Target, no material deficiencies have been or are reasonably expected to be assessed with respect thereto for any period through December 31, 1996 and, to the Knowledge of the Target, adequate reserves have been accrued on the Interim Financial Statements for all periods after January 1, 1997 to the date of such Interim Financial Statement; (d) all Taxes which the Target and each Subsidiary have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority; (e) the income Tax Returns of the Target and each Subsidiary have not been examined by any Governmental Authority for any period on or after December 31, 1992, there are no audits Known by the Target or any Subsidiary to be pending of the Target's or any Subsidiary's Tax Returns and, to the Knowledge of the Target, there are no claims which have been or are reasonably expected to be asserted relating to the Target's Tax Returns filed for any year; (f) neither the Target nor any Subsidiary is a party to any tax-sharing agreement or similar arrangement with any other party; (g) there are no federal, state, local or foreign tax liens upon any of the properties or assets of the Target or any Subsidiary and there are no unpaid Taxes which are or could reasonably be expected to become a lien on the properties or assets of the Target, except in each such case for current Taxes not yet due and payable and for Taxes being contested in good faith; and
(h) there have been no waivers of statutes of limitations by the Target or any Subsidiary with respect to any Governmental Authority. Except as set forth on
Schedule 4.18, neither the Target nor any Subsidiary is currently contesting any Taxes. Correct and complete copies of all Tax Returns of the Target and each Subsidiary requested by Buyer or any of Buyer's Representatives have been, or will be, provided to Buyer. Neither the Target nor any Subsidiary has filed a consent pursuant to, or made an election under, Section 341(f) of the Code. Neither the Target nor any Subsidiary has agreed or been required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          4.19 Insurance. Schedule 4.19 contains a complete and accurate list of all policies or binders of Insurance (showing as to each policy or binder the carrier, policy number, coverage limits, applicable deductibles, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Target and each Subsidiary and relating to the Target's and each Subsidiary's properties and assets or personnel. To the Knowledge of the Target, all of the Insurance is sufficient for compliance in all material respects with all requirements of law and of all contracts to which the Target or any Subsidiary is a party. To the Knowledge of the Target, neither the Target nor any Subsidiary is in default in any material respect under any of the Insurance, and neither the Target nor any Subsidiary has failed to give any notice or to present any claim under any of the Insurance in a due and timely fashion. To the Knowledge of the Target, there are no facts upon which any insurer would reasonably be expected to be justified in reducing coverage or increasing premiums more than is normal or customary on any of the existing Insurance. No notice of cancellation or termination has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid. The Insurance provides sufficient coverage for the assets and operations of the Target and each Subsidiary that are material to the operation of the Business as currently conducted and is in full force and effect. Except as disclosed on Schedule 4.19, (a) none of the policies or binders of Insurance listed on Schedule 4.19 provide for retrospective insurance premiums or charges and (b) to the Knowledge of the Target, any retrospective insurance premiums or charges on or with respect to any of the Insurance for any period or occurrence through the Closing Date will not exceed amounts which have been reserved therefor on the Financial Statements or the Interim Financial Statements or which are reflected as Accrued Liabilities on the Closing Date Financial Report.

          4.20 Inventory. Subject to any allowances or reserves in the Financial Statements, Interim Financial Statements or the Closing Date Financial Report, and to any increase in such allowances or reserves made through the Closing Date in accordance with GAAP, the Inventory of the Target and each Subsidiary (a) consists only of items of quality and quantity commercially usable and salable (as hereinafter defined) in the ordinary course of the business of the Target and each Subsidiary, (b) is reasonably related to the normal demands of the business of the Target and each Subsidiary as currently conducted by the Target and each Subsidiary and (c) is not damaged or obsolete. The Inventory (before allowances or reserves) which is deemed to be "excess" (as hereinafter defined) as of the Closing Date will not exceed $1,000,000. Except as set forth on Schedule 4.20, (a) all of the Inventory is owned by the Target and each Subsidiary free of any Encumbrance other than Permitted Encumbrances and is located at the Current Real Property and (b) the Inventory as reflected in the Financial Statements and Interim Financial Statements has been valued at the lower of cost or fair market value, net of reserves, in a manner consistent with past practices and procedures (including, without limitation, the method of computing overhead and other indirect expenses to be applied to inventory) and in accordance with GAAP. Notwithstanding clause (b) of the preceding sentence, the Inventory of Gast UK as reflected in the Financial Statements and the Interim Financial Statements has been valued using the first-in, first-out (FIFO) method, in a manner consistent with past practice and procedures and in accordance with GAAP. For purposes of this
Section 4.20, (a) the term "usable and salable" shall mean Inventory which is in merchantable condition and of the quality regularly sold to customers of the Target and any Subsidiary in the usual course of business and (b) Inventory shall be deemed to be "excess" if and only to the extent that (i) it has not already been excluded as damaged or obsolete in accordance with GAAP and (ii) the total amount of any item of Inventory exceeds the aggregate usage of such item for the immediately preceding twelve-month period determined with reference to the sales records of the Target and the Subsidiaries for such period, except that any item of Inventory which relates to products introduced by the Target or any Subsidiary within the immediately preceding twenty-four month period shall be deemed to be "excess" only if the total amount of any such item of Inventory exceeds the aggregate usage of such item, as forecasted in good faith by the Target, for the immediately following twelve-month period.

          4.21 Accounts Receivable. All of the Accounts Receivable are bona fide receivables, are reflected on the books and records of the Target and each Subsidiary, arose in the ordinary course of the business of the Target and each Subsidiary and will be collected at their full face amount, net of reserves for doubtful accounts as reflected on the Closing Date Financial Report. Except as set forth on Schedule 4.21, no Person has any liens on the Accounts Receivable other than Permitted Encumbrances, there is no right of offset against any of the Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable.

          4.22 Contracts. Schedule 4.22 contains a true and correct list and description of the following contracts and other agreements, whether written or oral, to which the Target or any Subsidiary is a party or by which the Target or any Subsidiary is bound (the "Material Contracts"):

          (a) any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person (whether or not capitalized under GAAP) providing for lease payments in excess of $25,000 per year,

          (b) other than blanket purchase orders in an aggregate amount not to exceed $500,000 annually and of a duration of less than one (1) year, any agreement (or group of related agreements) not cancelable by the Target or any Subsidiary without penalty on 90 days or less notice for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, reasonably be expected to result in a Loss to the Target or any Subsidiary exceeding $25,000 or involve consideration in excess of $50,000,

          (c)   any agreement concerning a partnership or joint venture,

          (d) any agreement (or group of related agreements) under which the Target or any Subsidiary has created, incurred, assumed, or guaranteed (A) any Indebtedness or (B) any Indebtedness or other deferred continuing payment obligation relating to any prior acquisition by the Target or any Subsidiary (including, without limitation any obligation relating to non-compete covenants or consulting),

          (e) any agreement under which the Target or any Subsidiary has imposed an Encumbrance other than a Permitted Encumbrance on any of its assets, tangible or intangible,

          (f)   any letter of credit or performance bond,

          (g) any confidentiality or noncompetition or similar agreement, other than Employee Contracts and non-disclosure agreements with other Persons entered into in the ordinary course of the Business,

          (h) any agreement with any Affiliate of the Target (other than a Subsidiary) which are not on an arm's length basis and which could not be readily obtained from other sources,

          (i) any profit sharing, deferred compensation, severance, or other plan or arrangement for the benefit of the Target or any Subsidiary's current or former partners, shareholders, directors, officers or employees (other than any Employee Benefit Plans or Employee Contract),

          (j)   any collective bargaining agreement,

          (k) any agreement for the prospective acquisition of the business or product line of any other Person,

          (l)   any distributor, sales representative or dealer agreement,

          (m)   any Intellectual Property license or royalty agreement,

          (n) any independent contractor agreement requiring payments by the Target or any Subsidiary in excess of $25,000 per year,

          (o)   any currency hedging contract,

          (p) any agreement providing for indemnification by or for the benefit of the Target or any Subsidiary other than routine indemnification agreements entered into in the ordinary course of the Business,

          (q) any agreement or contract for the lease of Real Property to or from any Person,

          (r)   any agreement with any Governmental Authority,

          (s) any agreement or contract entered into in connection with the settlement of any litigation within the last five years,

          (t) any agreement or contract which was not entered into in the ordinary course of business, which contains terms other than on an arms-length basis or which is in excess of the normal business requirements of the business of the Target or any Subsidiary,

          (u) any agreement or contract which requires the Target or any Subsidiary to make any capital expenditures in excess of $25,000, or

          (v) any other agreement (or group of related agreements) not cancelable by the Target or any Subsidiary without penalty on 90 days or less notice the performance of which will extend over a period of more than one (1) year or involves consideration in excess of $50,000, or under which the consequence of default or termination could result in Losses in excess of $25,000.

True and correct copies of all written Material Contracts and written descriptions of all oral Material Contracts have been made available to Buyer. To the Knowledge of the Target, each of the Material Contracts is valid, binding and enforceable by the Target or the applicable Subsidiary in accordance with its terms (subject to the Enforceability Limitations), is not subject to termination except in accordance with its terms, and is not subject to termination by reason of a Change of Control. To the Knowledge of the Target, except as set forth on Schedule 4.22, each of the Material Contracts is in full force and effect, all fees, rents, royalties and other payments due thereunder are current, neither the Target, any Subsidiary nor any other party is in material default thereunder or in material breach thereof, and each Material Contract will remain valid, binding, enforceable (subject to the Enforceability

Limitations) and in full force and effect following the Closing (except to the extent that any such Material Contract has expired or been terminated in accordance with its terms). Neither the Target nor any Subsidiary has during the past five years sought or obtained any waiver of or under any material provision of any Material Contract (including, without limitation, any waiver from any lender or other creditor of any material term, condition or default under any Material Contract). To the Knowledge of the Target, there exists no event or occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would reasonably be expected to become, a default by the Target, any Subsidiary or any other party under any of the Material Contracts and the Target, has not received notice of and does not Know of a threatened default under any of the Material Contracts.

          4.23 Suppliers and Customers. Except as set forth on Schedule 4.23, during the past eighteen (18) months, no substantial supplier or customer (accounting for more than 2% of aggregate annual purchases or more than 2% of aggregate annual revenues, as the case may be, of the Target or any Subsidiary) has, to the Knowledge of the Target, indicated to the Target or any Subsidiary that it intends to terminate its relationship with the Target or any Subsidiary and the Target has no Knowledge of any material problem or dispute with any such supplier or customer. The Target does not believe that the consummation of the transactions contemplated hereby will or might disrupt the existing relationships with any such supplier or customer.

          4.24 Business Records. All material records of accounts, material personnel records and other material business records for the past five (5) years relating to the Target or any Subsidiary have not been destroyed and are available upon request. In addition, to the Knowledge of the Target, all such business records relating to periods prior to such five-year period which the Target or any Subsidiary is required to maintain (including, without limitation, personnel records and information relevant to current or future tax filings) have not been destroyed and are available upon request.

          4.25  Bank Accounts, Directors and Officers.  Schedule 4.25 contains
(a) a true, complete and correct list of all bank accounts and safe deposit boxes maintained by the Target and each Subsidiary and all persons entitled to draw thereon, to withdraw therefrom or with access thereto, (b) a description of all lock box arrangements for the Target and each Subsidiary, (c) the names of all the directors and officers of the Target and each Subsidiary and (d) a true, complete and correct list of all powers of attorney executed by the Target and each Subsidiary.

          4.26 Environmental Matters. To the Knowledge of the Target, except as disclosed in Schedule 4.26, the Target, each Subsidiary, each Predecessor and their assets, properties and operations are in compliance in all material respects with all Environmental Laws. To the Knowledge of the Target, except as disclosed in
Schedule 4.26, there has been and is no Release or threatened Release of any Hazardous Substance at, on, under, in, to or from any of the Real Property whether as a result of or in connection with the operations and activities at the Real Property or otherwise, other than Releases which were or are in compliance in all material respects with all Environmental Laws. To the Knowledge of the Target, except as set forth on Schedule 4.26, none of the Target, any Subsidiary or any Predecessor has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, the presence, Release or threatened Release of any Hazardous Substance at any location, whether at the Real Property or otherwise, which Hazardous Substances were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the Real Property or otherwise and which previous Release or threatened Release was not in compliance in all material respects with all Environmental Laws. To the Knowledge of the Target, none of the Target, any Subsidiary or any Predecessor has received any notice of any other claim, demand or action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Substances at, on, under, in, to or from the Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property, except as set forth on Schedule 4.26. To the Knowledge of the Target, except as set forth on
Schedule 4.26, neither the Real Property nor any operations or activities thereat is or has been subject to any judicial or administrative proceeding, order, consent, agreement or any lien relating to any Environmental Laws or Environmental Claims. To the Knowledge of the Target, except as set forth on
Schedule 4.26, there are no underground storage tanks presently located at the Real Property and there have been no releases of any Hazardous Substances from any underground storage tanks or related piping at the Real Property. To the Knowledge of the Target, except as set forth on Schedule 4.26, there are no PCBs located at, on or in the Real Property, and there is no asbestos or asbestos-containing material located at, on or in the Real Property.

          4.27  Absence of Certain Changes.  Except as set forth on Schedule
4.27 or as specifically contemplated by this Agreement, since December 29, 1996 there has not been:

          (a) any material adverse change in the business, financial condition or operations of the Target and the Subsidiaries taken as a whole, other than as a result of any change, circumstance or occurrence affecting the industry or economy generally;

          (b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or businesses of the Target or any Subsidiary;

          (c) any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock, of the Target or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Target or any Subsidiary;

          (d) any increase in the compensation of or granting of bonuses payable or to become payable by the Target or any Subsidiary to any officer or employee except increases occurring in the ordinary course of business and in amounts consistent with past practice and procedures;

          (e) any sale or transfer by the Target or any Subsidiary of any tangible or intangible asset, any mortgage or pledge or creation of any Encumbrance other than Permitted Encumbrances relating to any such asset, any lease of real property or equipment, or any cancellation of any debt or claim, except in the ordinary course of business;

          (f)   any settlement of any Proceeding involving more than $25,000;

          (g) any material price concessions or, to the Knowledge of the Target, discussions regarding material price concessions, or actual or, to the Knowledge of the Target, anticipated cost increases, which could reasonably be expected to cause a material decrease in gross profit during the next twelve months;

          (h) to the Knowledge of the Target, any other transaction not in the ordinary course of business involving consideration greater than $50,000; or

          (i) any material change in accounting methods or principles utilized by the Target or any Subsidiary.

          4.28 No Brokers. Except for the Broker's Fee, which obligation is the sole responsibility of and shall be paid for by the Target, none of the Target, any Subsidiary or any Shareholder has entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          4.29 Absence of Certain Payments. To the Knowledge of the Target, none of the Target, any Subsidiary or any Affiliate, or any of their respective officers, directors, employees or agents or other people acting on behalf of any of them, or any Affiliate of any of the foregoing, have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any Governmental Authority and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the Knowledge of the Target, none of the Target, any Subsidiary or any of their respective directors, officers, employees or agents or other Persons acting on behalf of any of them, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

          4.30  Products; Product Warranties.

          (a) A form of each written product warranty Known to the Target relating to products manufactured or sold by the Target and each Subsidiary at any time during the five-year period preceding the date of this Agreement is attached to or set forth in Schedule 4.30.

          (b) Schedule 4.30 sets forth a true and complete list, of (i) all products manufactured, marketed or sold by the Target or any Subsidiary that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three years and (ii) all proceedings (whether completed or pending) at any time during the past three years seeking the recall, withdrawal, suspension or seizure of any product sold by the Target or any Subsidiary, except that, notwithstanding the foregoing, with respect to Gast UK such list shall be limited to the past two years.

          (c) The Target has no Knowledge of any material defect in design, materials or manufacture in any products heretofore or currently manufactured, distributed or sold by the Target or any Subsidiary or any defect in repair to or replacement of any such products by the Target or any Subsidiary that would reasonably be expected to constitute a "defect" for the purposes of applicable product liability laws.

          (d) Schedule 4.30 sets forth, on a year-by-year basis, a summary list of the aggregate warranty expenses (including parts and labor, but not overhead) and other unreimbursed repair, maintenance and replacement expenses incurred by the Target and each Subsidiary at any time on or after January 1, 1992. The reserves for warranty expenses reflected on the Financial Statements and Interim Financial Statements are $300,000, which is consistent with past practice and procedures.

          (e) To the Knowledge of the Target, except as provided in any of the product warranties described in paragraph (a) of this Section 4.30 and as otherwise set forth on Schedule 4.30 and except for any warranty arising by operation of law, neither the Target nor any Subsidiary has sold any products or services which are subject to any warranty extending beyond one year after the date of this Agreement.

          4.31 Material Misstatements or Omissions. None of the representations or warranties by the Target in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

          4.32 Exclusivity. None of the Target, any Subsidiary or any Shareholder has made and shall not be deemed to have made any representation or warranty other than as expressly made by the Target in this Article 4 and the Schedules pursuant thereto. Without limiting the generality of the foregoing, none of the Target, any Subsidiary or any Shareholder has made and shall not be deemed to have made any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Buyer or its Representatives before or after the date of this Agreement, or (b) except as expressly covered by a representation or warranty contained in this Article 4, any information or documents (financial or otherwise) made available to Buyer or any of its Representatives before or after the date of the Agreement.

                                  ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to the Shareholders, as of the date of this Agreement and as of the Closing Date, as follows:

          5.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full power and authority to conduct its business as it is being presently conducted and to own and lease its properties and assets. The Transitory Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the state of Michigan.

          5.2 Authorization; Binding Effect. Each of Buyer and the Transitory Subsidiary has all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. Copies of all resolutions of the board of directors of Buyer and the Transitory Subsidiary with respect to the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of Buyer and the Transitory Subsidiary, in form satisfactory to counsel for the Target, have been delivered to the Target. This Agreement has been duly executed and delivered by each of Buyer and the Transitory Subsidiary and constitutes a legal, valid and binding obligation of Buyer and the Transitory Subsidiary, enforceable against Buyer and the Transitory Subsidiary in accordance with its terms.

          5.3 No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by each of Buyer and the Transitory Subsidiary of its obligations under this Agreement do not, and will not, result in (a) a violation of or a conflict with any provision of the Certificate or Articles of Incorporation, Bylaws or other organization certificates or documents of Buyer or the Transitory Subsidiary, (b) to the knowledge of Buyer, a breach of, or constitute an event, occurrence, condition or act that is, or with the giving of notice, the lapse of time or the happening of any future event, or condition would become, default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer or the Transitory Subsidiary is a party or (c) a violation by Buyer or the Transitory Subsidiary of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award.

          5.4 Consents and Approvals. Except as required under the HSR Act and as otherwise set forth on Schedule 5.4, to the knowledge of Buyer, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person is required to be made or obtained by Buyer or the Transitory Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          5.5 No Proceedings. There is no Proceeding pending, or to the knowledge of Buyer, threatened or anticipated against, relating to or affecting in any materially adverse manner the transactions contemplated by this Agreement.

          5.6 Financial Resources. Buyer has adequate financial resources to consummate the transactions contemplated by this Agreement.

          5.7 No Brokers. Neither Buyer nor the Transitory Subsidiary has entered into or will enter into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated hereby.

                                  ARTICLE 6
                           COVENANTS AND CONDUCT OF
                         THE PARTIES PRIOR TO CLOSING

          The Target and the Principal Shareholders jointly and severally on the one hand, and Buyer on the other hand, each covenant with the other as follows:

          6.1 Investigation by Buyer. During the period beginning on the date of this Agreement and ending on the Closing Date, Buyer and each Representative of Buyer may continue to conduct a due diligence review of the Target and each Subsidiary. Buyer and each Representative of Buyer shall be granted, at reasonable times and upon reasonable advance notice, full access to all Current Real Property in connection with such due diligence review. In connection with such due diligence review, the Target, each Subsidiary and each Principal Shareholder, and each Representative of the Target, each Subsidiary and each Principal Shareholder, shall, upon reasonable prior notice, (a) cooperate with Buyer and each Representative of Buyer, (b) provide all information, and all documents and other data relating to such information, reasonably requested by Buyer or any Representative of Buyer and (c) permit Buyer and each Representative of Buyer to inspect any assets of the Target and each Subsidiary. Buyer acknowledges and agrees that its investigation and the due diligence review of the Target, the Subsidiaries and the Principal Shareholders, including without limitation, its environmental investigation described in Section 6.2, is subject to the confidentiality restrictions set forth in the Confidentiality Letter dated May 19, 1997 between the Target (or the Target's agent) and IDEX (the "Confidentiality Letter").

          6.2 Environmental Audits. In addition to any environmental investigations and audits conducted by Buyer or its Representatives with the Principal Shareholders' approval prior to the date of this Agreement, Buyer shall, at Buyer's sole expense, be permitted, at reasonable times and upon reasonable advance notice, to cause further environmental audits of the Real Property to be conducted assessing the presence and or disposition of Hazardous Substances and compliance with Environmental Laws; provided, however, that Buyer will not conduct or cause to be conducted any "Phase II" environmental audits or other invasive testing procedures without the express prior written consent of the Principal Shareholders. The Target and each Subsidiary hereby grant a license to Buyer's qualified environmental consultants approved by the Target to enter upon the Real Property, upon giving the Principal Shareholders, the Target, or any Subsidiary reasonable notice, with men and materials to conduct such environmental audits.

          6.3 Consents and Best Efforts. As soon as practicable, Buyer and Target, as applicable, shall commence all reasonable actions to obtain the consents and approvals and to make the filings set forth on Schedule 6.3 (the "Required Consents and Filings") required to consummate the transactions contemplated by this Agreement.

          6.4   Conduct of Business Pending Closing.

          (a) From the date of this Agreement to the Closing Date, and except as otherwise specifically provided in this Agreement or consented to or approved by Buyer in advance in writing, the Target and the Principal Shareholders shall conform, and shall cause each Subsidiary to conform, to the following:

            (i) The Target and each Subsidiary shall carry on its business substantially in the same manner as heretofore conducted and shall not engage in any transaction or activity, enter into any agreement or make any commitment except in the ordinary course of business.

            (ii) No change or amendment shall be made in or to the certificate or articles of incorporation or other governing or organizational charter or instruments of the Target or any Subsidiary.

            (iii) Except for amounts owing to former shareholders of the Target pursuant to the Redemption Transaction, neither the Target nor any Subsidiary shall declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock.

            (iv) The Target and each Subsidiary shall use its best efforts to preserve its corporate existence and business organization intact and to preserve its properties, assets and relationships with its employees, suppliers, customers and others with whom it has business relations.

            (v) Except for contracts or commitments made in the ordinary course of business of the Target and each Subsidiary, no contracts or commitments that would constitute a Material Contract if existing on the date of this Agreement shall be entered into by or on behalf of the Target or any Subsidiary. No material amendments or changes shall be made to any of the Material Contracts.

            (vi) Neither the Target nor any Subsidiary shall (i) grant any increase in compensation, other than normal merit, seniority and cost-of-living increases to employees who are not officers of the Target or any Subsidiary, or
(ii) enter into, or amend in any respect, any Employee Benefit Plan or Employee Contract.

            (vii) Neither the Target nor any Subsidiary shall create, incur, assume or guarantee or otherwise become liable with respect to any Indebtedness other than in the ordinary course of business of the Target or such Subsidiary. Neither the Target nor any Subsidiary shall alter, amend or otherwise modify in any material respect the terms or conditions of any existing Indebtedness.

            (viii) None of the Target, any Subsidiary or any Shareholder shall enter into any settlement with respect to any Proceeding against or relating to the Target or any Subsidiary, or any of their respective officers, directors or employees or properties, assets or business.

            (ix) None of the Target, any Subsidiary or any Principal Shareholder shall knowingly take any action which would cause, or fail to take any action the failure of which would cause, any representation or warranty of the Target in this Agreement to be breached or to be or become untrue in any material respect.

          (b) Neither Buyer nor Transitory Subsidiary shall knowingly take any action which would cause, or fail to take any action the failure of which would cause, any representation or warranty of the Buyer, the Transitory Subsidiary or the Target in this Agreement to be breached or to be or become untrue in any material respect.

          6.5   Notification of Certain Matters.

          (a) The Target shall give prompt notice to Buyer of (i) any fact or circumstance, or any occurrence or failure to occur of any event, of which the Target has Knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of the Target contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of the Target or any Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Target or any Subsidiary under this Agreement.

          (b) Buyer shall give prompt notice to the Target of (i) any fact or circumstance, or any occurrence or failure to occur of any event, of which Buyer has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of Buyer contained in this Agreement to be breached or untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer under this Agreement.

          (c) In the event that Buyer receives a notice from the Target pursuant to Section 6.5(a) or otherwise has actual knowledge which relates to a breached or untrue representation or warranty of the Target, then (i) if in Buyer's or the Target's reasonable judgment such breached or untrue representation or warranty together with all other breached or untrue representations and warranties of which Buyer has been notified pursuant to
Section 6.5(a) or of which Buyer has otherwise obtained actual knowledge would have, if revealed after the Closing Date, resulted in Losses in excess of $1,500,000, then each of Buyer and the Target shall have five (5) business days after delivery of such notice or obtaining such actual knowledge to notify the other party in writing as to whether it elects to terminate this Agreement, in which case no party hereto shall have any liability to any other party or (ii) if in both Buyer's and the Target's reasonable judgment such breached or untrue representation or warranty together with all other breached or untrue representations and warranties of which Buyer has been notified pursuant to
Section 6.5(a) or of which Buyer has otherwise obtained actual knowledge would have, if revealed after the Closing Date, not resulted in Losses exceeding $1,500,000, then Buyer and the Target shall be required to proceed with Closing subject to Buyer preserving its indemnification rights pursuant to Section 9.1(b)(i) and any other rights and remedies it may have under this Agreement. If neither Buyer nor the Target notifies the other pursuant to clause (i) of the preceding sentence within such 5-day period of its election to terminate this Agreement, Buyer and the Target shall be required to proceed with Closing subject to Buyer preserving its indemnification rights pursuant to Section 9.1(b)(i) and any other rights and remedies it may have under this Agreement.

          (d) In the event the Target receives a notice from Buyer pursuant to Section 6.5(b) which relates to a representation or warranty which is breached or untrue in any material respect of Buyer, the Target shall have five
(5) business days after receipt of such notice to respond in writing as to whether it desires to terminate this Agreement or proceed with Closing subject to preserving its indemnification rights pursuant to Section 9.1(c) and any other rights and remedies which it may have under this Agreement. If the Target fails to respond within such 5-day period, it shall be required to proceed with Closing subject to preserving its indemnification rights pursuant to Section 9.1(c)(i) and any other rights and remedies which it may have under this Agreement.

          6.6 Delivery of Interim Financial Statements. Within twenty (20) days of the end of each monthly accounting period after the execution of this Agreement and prior to the Closing Date, the Target shall deliver or cause to be delivered to Buyer monthly and year-to-date interim financial statements of the Target and the Subsidiaries. Upon delivery, such year-to-date interim financial statements shall automatically become and be deemed to be Interim Financial Statements for purposes of this Agreement.

          6.7 Escrow Agreement. On the Closing Date, IDEX, Gast and Escrow Agent shall enter into an escrow agreement in the form of Exhibit 6.7 (the "Escrow Agreement").

          6.8 Employment Agreement; Employment Letters. On the Closing Date, (a) Gast shall enter into an employment agreement with the Surviving Corporation in the form of Exhibit 6.8(a) (the "Gast Employment Agreement"),
(b) each of Don Rimes, Wayne Nelson
and Steve Fairbanks shall receive an employment letter from the Surviving Corporation substantially in the form of Exhibit 6.8(b) (the "Employment Letter").

          6.9 Non-Competition Agreement. On the Closing Date, William Johnson, Alan J. Westmaas, Jerry Tubergen, Dick Mason, Kevin Gast and Jay Van Den Berg shall enter into a non-competition agreement in the form of Exhibit
6.9 (each a "Non-Competition Agreement").

          6.10 Standard IDEX Agreements. On the Closing Date, Gast and each of the key management employees listed on Schedule 6.10 shall execute (i) IDEX's standard form of Employee Inventions and Proprietary Information Agreement and (ii) IDEX's standard form of Standards of Ethics and Business Policy (together the "Standard IDEX Agreements"), copies of which are attached at Exhibit 6.10.

          6.11 Acquisition of Gast UK Shares. On or prior to the Closing Date, the Target shall (a) acquire for cash from Gwyn Jones and Mike Jones all of the shares of capital stock of Gast UK owned by each of Gwyn Jones and Mike Jones, respectively and (b) obtain a release from each of Gwyn Jones and Mike Jones of and from any claims which either Gwyn Jones or Mike Jones may have to acquire any additional shares of capital stock of Gast UK including without limitation pursuant to letters from the Target to Gwyn Jones and Mike Jones dated February 19, 1988.

          6.12  Shareholder Meeting; Vote.

          (a) The Target shall take all reasonable actions necessary to consummate the Merger in accordance with applicable Governmental Requirements including, without limitation, duly calling, giving notice of, convening and holding an annual or special meeting of the Shareholders (the "Shareholders' Meeting"), to be held as soon as practicable, for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated hereby and thereby.

          (b) At the Shareholders' Meeting, the Principal Shareholders and their Affiliates will vote all of the Target Shares owned by them and will exercise all voting rights or proxies held by them in favor of approval and adoption of this Agreement, the Merger and the transactions contemplated hereby and thereby.

          6.13  Matters Relating to Real Property.

          (a) No later than five days after the date of this Agreement, Buyer will order title binders or commitments from a title insurance company selected by Buyer (the "Title

Commitments"), and a survey from a surveyor or surveyors selected by Buyer (the "Surveys"), for each parcel of Current Real Property owned by the Target. Each Title Commitment shall include a current title report and commitment to issue an Owner's title insurance policy (the "Title Policy") to Buyer.

          (b) Within ten days after receipt of Title Commitment and Surveys, Buyer shall notify the Target in writing of any Encumbrances or other title objections disclosed by the Title Commitments or Surveys which do not constitute Permitted Encumbrances (the "Disapproved Encumbrances"). If Buyer does not provide such written notice to the Target within such time period, it will be conclusively presumed that Buyer has approved the Title Commitments and Surveys and all matters they disclose. If Buyer does provide such notice to the Target within such time period, Buyer shall have the right to terminate this Agreement if within five days after the date of the receipt of such notice, the Target has not agreed to cause the Disapproved Encumbrances to be removed or insured over by Closing at Shareholders' expense.

          (c) All costs and expenses with respect to the Title Commitment and the Surveys, together with premiums for the issuance of the Title Policy, shall be borne equally by Shareholders, on the one hand, and Buyer, on the other hand.

          6.14 Future Operations. It is Buyer's intention that (a) the Surviving Corporation and its subsidiaries will provide their respective employees with compensation no less favorable than that provided pursuant to Target's and its Subsidiaries' past practices, taking into account all forms of incentive and other compensation and fringe benefits, and (b) Target's corporation headquarters will be maintained in Benton Harbor, Michigan. The foregoing constitutes only a nonbinding statement of intention, is subject to change at any time and does not create any rights in favor of, and may not be relied on, by any party, including any employee of Target or any Subsidiary.

                                  ARTICLE 7
                          CONDITIONS TO THE TARGET'S
                   AND PRINCIPAL SHAREHOLDERS' OBLIGATIONS

          The obligation of the Target and Principal Shareholders to consummate the transaction contemplated by this Agreement is subject, in the discretion of the Target and the Principal Shareholders, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in the Target and the Principal Shareholders' absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy hereunder):

          7.1 Representations, Warranties and Covenants. Subject to Section 6.5, all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement, and Buyer and the Transitory Subsidiary shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date.

          7.2 No Proceedings. No Proceeding shall be outstanding, pending, threatened or anticipated against Buyer, Shareholders, the Target or any Subsidiary, seeking to enjoin or render illegal the transactions contemplated by this Agreement.

          7.3 Closing Certificate. Buyer shall have furnished the Target and the Principal Shareholders with a certificate of an officer of Buyer, in form and substance satisfactory to the Target, to evidence compliance with the conditions set forth in Sections 7.1 and 7.2 of this Article 7.

          7.4 Required Consents and Filings. The Required Consents and Filings shall have been obtained or made.

          7.5 Legal Opinion. The Target and the Principal Shareholders shall have received an opinion of Hodgson, Russ, Andrews, Woods & Goodyear, LLP, substantially in form of Exhibit 7.4.

          7.6 HSR Act. The applicable waiting period, including any extensions thereof, under the HSR Act shall have expired or been terminated and no action shall have been taken by the Federal Trade Commission or the Antitrust Division of the Justice Department to prevent the consummation of the transactions contemplated by this Agreement.

          7.7 Payment of Merger Consideration. Buyer shall have paid the Merger Consideration to the Shareholders in accordance with Section 2.4(a).

          7.8 Gast Employment Agreement, Employment Letters; Standard IDEX Agreements. Buyer shall have signed (or caused the Surviving Corporation to sign) the Gast Employment Agreement and delivered the Employment Letters pursuant to Section 6.8 and shall have signed the Standard IDEX Agreements with each of Gast and the key management employees listed on Schedule 6.10.

          7.9 No Casualty. The Target shall not have elected to terminate this Agreement in accordance with Section 10.1, to the extent applicable.

                                  ARTICLE 8
                      CONDITIONS TO BUYER'S OBLIGATIONS

          The obligation of Buyer to consummate the transaction contemplated by this Agreement is subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Buyer's absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy hereunder):

          8.1 Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of 80% of the Target Shares entitled to vote thereon and the affirmative vote of 80% of the outstanding shares of any class of the Target Shares entitled to vote thereon, and the number of Dissenting Shares shall not have exceeded one percent (1%) of the total number of outstanding Target Shares entitled to vote thereon. Buyer shall have received copies of resolutions adopted by the Shareholders approving the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of the Target.

          8.2 Representations, Warranties and Covenants. Subject to Section 6.5, all representations and warranties of the Target contained in this Agreement shall be true and correct at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement. The Target and the Principal Shareholders shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by them prior to or at the Closing Date.

          8.3 No Proceedings. No Proceeding shall be outstanding, pending, threatened or anticipated against Buyer, Shareholders, the Target or any Subsidiary, seeking to enjoin or render illegal the transactions contemplated by this Agreement.

          8.4 No Interruption or Adverse Change. No interruptions or suspensions of the Business as now conducted shall have occurred or, to the Knowledge of the Target, been threatened which, if they were to have occurred after the Closing Date, would have, in Buyer's reasonable judgment, resulted in Losses in the aggregate in excess of $2,500,000. No changes in the business, prospects, assets or financial condition of the Target and its Subsidiaries shall have occurred or, to the Knowledge of the Target, been threatened which, if they were to have occurred after the Closing Date, would have, in Buyer's reasonable judgment, resulted in Losses in the aggregate in excess of $2,500,000.

          8.5 Closing Certificate. The Target and the Principal Shareholders shall have furnished Buyer with a certificate or certificates to evidence compliance with the conditions set forth in Sections 8.1 through 8.4 of this Article 8.

          8.6 Required Consents and Filings. The Required Consents and Filings shall have been obtained or made.

          8.7 Legal Opinions. Buyer shall have received favorable opinions from (a) Barnes & Thornburg, counsel to the Target and Shareholders (other than
RDV), substantially in the form of Exhibit 8.7(a) and (b) Warner Norcross & Judd LLP, counsel to RDV, substantially in the form of Exhibit 8.7(b).

          8.8 Resignations. All directors and officers of the Target and each Subsidiary (other than Mike Jones and Gwyn Jones) shall have resigned from their positions as directors and officers and shall have submitted resignations in such capacities dated as of the Closing Date.

          8.9 HSR Act. The applicable waiting period, including any extensions thereof, under the HSR Act shall have expired or been terminated and no action shall have been taken by the Federal Trade Commission or the Antitrust Division of the Justice Department to prevent the consummation of the transactions contemplated by this Agreement.

          8.10 Gast Employment Agreement; Standard IDEX Agreements. Gast shall have signed the Gast Employment Agreement pursuant to Section 6.8 and each of Gast and the key management employees listed on Schedule 6.10 shall have signed each of the Standard IDEX Agreements.

          8.11 Non-Competition Agreement. Each of William Johnson, Alan S. Westmaas, Jerry Tubergen, Dick Mason, Kevin Gast and Jay Van Der Berg shall have executed and delivered to Buyer the Non-Competition Agreement.

          8.12 No Casualty. Buyer shall not have elected to terminate this Agreement in accordance with Section 10.1, to the extent applicable.

          8.13 Certificates of Key Management Employees. Each of Gast, Wayne Nelson, Don Rimes, Ron Hanners, Leroy Stelter, Marv Daniels, Mike Jones and Qwyn Jones shall have executed and delivered to Buyer a certificate in the form of Exhibit 8.13.

                                  ARTICLE 9
              COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING

          9.1   Survival and Indemnifications.

          (a)   Survival of Representations, Warranties, Covenants and
Agreements.

                (i) All representations and warranties made by the Target contained in this Agreement shall survive the Closing Date for the duration of the Claims Period. Any claim made by Buyer with respect to such representations and warranties must be initiated by giving notice during the Claims Period. All of said representations and warranties shall in no respect be limited or diminished by any past or future inspection, investigation, examination or possession (whether before or after the Closing) on the part of Buyer, or its Representatives; provided, however, that, subject to Section 6.5, to the extent that as a result of any such inspection, investigation, examination or possession prior to the Closing Buyer has actual knowledge that any representation or warranty of the Target is untrue or that any covenant or agreement made by the Target, any Subsidiary or any Shareholder contained in Articles 2, 6 and 10 have not been performed, then neither the Target nor any Shareholder shall have any liability with respect to such untrue representation or warranty or unperformed covenant. For purposes of the preceding sentence, Buyer shall not be deemed to have knowledge of any information or documents not set forth on or listed in the Schedules to Article 4 of this Agreement, except that, to the extent not listed on such Schedules, Buyer shall be deemed to have knowledge of all matters contained in the documents listed in that certain letter dated the date of this Agreement from Barnes & Thornburg to IDEX and attached hereto as Schedule 9.1(a) to the extent such documents have been provided to Buyer or Buyer's Representatives. All covenants and agreements made by the Target, any Subsidiary or any Shareholder contained in Articles 2, 6 and 10 of this Agreement which are required to be performed prior to the Closing Date shall survive the Closing for the duration of the Claims Period, and any claim made by Buyer with respect thereto must be initiated by written notice during the Claims Period. All covenants and agreements made by the Target, any Subsidiary or any Shareholder contained in Articles 2, 9 and 10 of this Agreement which are required to be performed on or after the Closing Date (including, without limitation, the indemnification obligations set forth in this Section) shall survive the Closing Date until fully performed or discharged.

                (ii) All representations and warranties made by Buyer contained in this Agreement shall survive the Closing Date for the duration of the Claims Period. Any claim made by the Target (before the Closing) or Shareholders (before or after the Closing) with respect to such representations and warranties must be initiated during the Claims Period. All covenants and agreements made in this Agreement which are required to be performed prior to the Closing Date shall survive the Closing for the duration of the Claims Period, and any Claim made by Target (before the Closing) or Shareholders (before or after the Closing) with respect thereto must be initiated during the Claims Period. All covenants and agreements made by Buyer contained in this Agreement which are required to be performed on or after the Closing Date (including, without limitation, the indemnification obligations set forth in this Section) shall survive the Closing Date until fully performed or discharged.

                (iii) Except in the case of fraud, this Article 9 constitutes the sole and exclusive remedy of Shareholders, the IDEX Indemnified Parties and the Target Indemnified Parties with respect to any subject matter addressed in this Agreement, and such parties hereby irrevocably waive and release the other from any and all claims and other causes of action, including claims for contribution, relating to that subject matter.

                (iv) In the event that any of the representations and warranties of the Target contained in Section 4.9(a) is breached or untrue, then notwithstanding the fact that any other representation or warranty of the Target contained in this Agreement is not breached or untrue, the Target shall be liable to the Buyer pursuant to Section 9.1(b)(i) for such breached or untrue representation or warranty contained in Section 4.9(a).

                (b)  Indemnification by the Target and the Shareholders.
The Target and the Shareholders, jointly and severally, hereby agree to defend, indemnify and agree to hold harmless Buyer and its Affiliates, and their respective directors, officers, employees and agents (the "IDEX Indemnified Parties") (before and after the Closing), and the Target and each Subsidiary, and their respective directors, officers, employees and agents (the "Target Indemnified Parties") (after the Closing only), from, against and in respect of the following:

                (i) any and all Losses suffered or incurred by the IDEX Indemnified Parties (before and after the Closing), or by the Target Indemnified Parties (after the Closing only), by reason of a breach of any representation or warranty by the Target contained in this Agreement or by reason of the nonfulfillment of any covenant or agreement by the Target contained in Section 6.5(a); provided, however, that the Target and Shareholders shall have no liability under this subsection 9.1(b)(i) until the Losses suffered or incurred with respect thereto, together with all Losses suffered or incurred by the IDEX Indemnified Parties and the Target Indemnified Parties pursuant to Section 9.6, in the aggregate exceed, and then only to the extent such Losses are in excess of, $750,000;

                (ii) any and all Losses suffered or incurred by the IDEX Indemnified Parties (before and after the Closing), or by the Target Indemnified Parties (after the Closing only), for any Income Tax Liability; provided, however, that Buyer shall not be entitled to indemnification for any such Losses to the extent such amounts have been deducted from the Merger Consideration;

                (iii) any and all Losses suffered or incurred by the IDEX Indemnified Parties (before and after the Closing), or by the Target Indemnified Parties (after the Closing only), by reason of a breach or failure by the Shareholders to pay any Taxes which are the obligation of Shareholders pursuant to Section 2.5;

                (iv) any and all Losses suffered or incurred by the IDEX Indemnified Parties (before and after the Closing), or by the Target Indemnified Parties (after the Closing only), arising out of or relating to the Redemption Transaction;

                (v) any and all Losses suffered or incurred by the IDEX Indemnified Parties (before and after the Closing), or by the Target Indemnified Parties (after the Closing only), by reason of the nonfulfillment of any covenant or agreement by the Target (other than any such covenant or agreement contained in Section 6.5(a)) or any Shareholder contained in Articles 2, 6 and 10 of this Agreement which is required to be performed prior to the Closing Date; and

                (vi) any and all Losses suffered or incurred by the IDEX Indemnified Parties (before and after the Closing), or by the Target Indemnified Parties (after the Closing only), by reason of the nonfulfillment of any covenant or agreement by any Principal Shareholder contained in (A) Sections 9.1, 9.3, 9.4 and 9.6 of this Agreement or (B) the Escrow Agreement;

                (c) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless the Target (before the Closing only) and Shareholders (before and after the Closing) from, against, and in respect of:

                    (i)   any and all Losses suffered or damage
suffered or incurred by the Shareholders resulting from a breach of any representation or warranty by Buyer contained in this Agreement; provided, however, that Buyer shall have no liability under this subsection 9.1(c)(i) until the Losses suffered or incurred with respect thereto in the aggregate exceed, and then only to the extent such Losses are in excess of, $750,000;

                    (ii) any and all Losses suffered or incurred by the Target (before the Closing only) or the Shareholders (before or after the Closing) resulting from the nonfulfillment of any covenant or agreement by Buyer contained in this Agreement; and

                    (iii) any and all Losses suffered or incurred by the Shareholders resulting from the operation of the Business after the Closing Date.

                (d)   Notification and Defense of Claims.

                      (i) As used in this Section, any party seeking indemnification pursuant to this Section is referred to as an "indemnified party" and any party from whom indemnification is sought pursuant to this
Section is referred to and as "indemnifying party". An indemnified party which proposes to assert the right to be indemnified under this Section shall submit a written demand for indemnification setting forth in summary form the facts as known which form the basis for the claim for indemnification. In order for an indemnified party to be entitled to any indemnification provided hereunder in respect of, arising out of, or involving a claim made by any third party against any indemnified party, the indemnified party must notify the indemnifying party in writing of such claim within twenty (20) days after receipt by the indemnified party of written notice of such claim, enclosing a copy of all papers served; provided, however, that the failure to so notify the indemnifying party of such claim shall not relieve the indemnifying party from any liability which it may have to the indemnified party, except to the extent that the indemnifying party is prejudiced thereby. With regard to any claim made for indemnification because of any breach of representation or warranty, written notice of such claim must be delivered within the Claims Period specified in Section 9.1(a). Thereafter, the indemnified party shall deliver to the indemnifying party, within twenty (20) days after receipt by the indemnified party, copies of all further notices relating to such claim.

                      (ii) If a third-party claim is made for which an indemnified party is entitled to indemnification pursuant to Section 9.1(b) and if the amount claimed pursuant to such third-party claim, or the potential liability arising out of such third-party claim (in the judgment of the indemnified party), does not, after taking into account all other indemnification obligations of the indemnifying party pursuant to Section 9.1(b), exceed the indemnifying party's maximum indemnification obligation pursuant to Sections 9.1(b) and 9.1(e), then the indemnifying party shall be entitled, if the indemnifying party so chooses, and provided that the indemnifying party acknowledges the indemnifying party's obligation to indemnify the indemnified party, to assume primary responsibility for the defense of such claim with counsel selected by the indemnifying party and not reasonably objected to by the indemnified party. If the indemnifying party assumes the defense of a third-party claim as set forth in this paragraph, or does not assume the defense of a third-party claim but acknowledges its obligation to indemnify the indemnified party, then in no event shall the indemnified party admit any liability with respect to, or settle, compromise or discharge, any such claim without the indemnifying party's prior written consent. If the indemnifying party does not assume the defense of any such claim and does not acknowledge its obligation to indemnify the indemnified party, then the indemnified party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim on such terms as the indemnified party may deem appropriate).

                    (iii) If a third-party claim is made for which an indemnified party is entitled to indemnification pursuant to Section 9.1(b) and if the amount claimed pursuant to such third-party claim, or the potential liability arising out of such third-party claim (in the judgment of the indemnified party), after taking into account all other indemnification obligations of the indemnifying party pursuant to Section 9.1(b), exceeds the indemnifying party's maximum indemnification obligations pursuant to Sections 9.1(b) and 9.1(e), then, provided that the indemnifying party has acknowledged the indemnifying party's obligation to indemnify the indemnified party, the indemnifying party and the indemnified party shall jointly assume responsibility for, and shall cooperate in, the defense of such claim, except that either party may agree to allow the other party to assume primary responsibility for such defense. In the event that the indemnifying party and the indemnified party are jointly defending any such claim, neither the indemnifying party nor the indemnified party shall admit any liability with respect to, or settle, compromise or discharge, any such claim without the other party's prior written consent. If the indemnifying party does not acknowledge its obligation to indemnify the indemnified party, then the indemnified party may defend such claim in a manner it may deem appropriate (including, but not limited to, settling such claim on such terms as the indemnified party may deem appropriate).

                    (iv) In the event that the indemnifying party has acknowledged its obligation to indemnify the indemnified party with respect to a third-party claim under either of subsections 9.1(d)(ii) or 9.1(d)(iii) and, subsequent to acknowledging its obligation new facts are discovered such that the indemnifying party in good faith no longer believes it has an obligation to indemnify the indemnified party, then the indemnifying party shall promptly so notify the indemnified party that it is withdrawing its prior acknowledgement of an obligation to indemnify. Upon receipt of such a notice, to the extent the indemnifying party has assumed primary responsibility for the defense of such third-party claim or the indemnifying party and the indemnified party are jointly defending such claim, the parties shall cooperate and take all reasonable actions necessary to cause the indemnified party to assume primary responsibility for the defense of such claim and the indemnified party may thereafter defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim on such terms as the indemnified party may claim appropriate).

                    (v) In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Section 9.1(d), (A) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party informed as to the status of such claim, (B) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense and
(C) the party not primarily responsible for the defense of such claim shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense.

                (e)  Limitation on Indemnification

                     (i) All indemnity claims of Buyer against the Target or the Shareholders after the Closing pursuant to Sections 9.1(b)(i) through (v) shall be satisfied solely from and limited to the Escrow Funds from time to time held by the Escrow Agent pursuant to the Escrow Agreement and shall be paid in accordance with procedures contained in the Escrow Agreement. Any indemnity claims of Buyer against the Target or the Shareholders after the Closing pursuant to Section 9.1(b)(vi) shall be limited to the Escrow Funds; provided, however, that in addition to such remedies, Buyer shall be entitled to specific performance or other appropriate equitable relief.

                    (ii) Buyer shall not be entitled to indemnification for any breach of this Agreement to the extent that the matter regarding the breach reduces the Merger Consideration pursuant to Section 2.3.

                    (iii) Because Buyer will control the Target and the Subsidiaries after Closing, the Shareholders shall have no responsibility, for indemnification or otherwise, for any failure of the Target or any Subsidiary to perform after the Closing any covenants, agreements or other obligations of the Target or any Subsidiary under this Agreement or any instrument or agreement delivered in connection with the consummation of the transactions contemplated by this Agreement.

                    (iv) Except with respect to any Losses relating to liabilities for failure to comply with any Environmental Laws, to the extent that insurance or "pass-through" warranty coverage from a manufacturer or other form of recovery or reimbursement from a third party (the "Third Party Source") is available to any IDEX Indemnified Party or any Target Indemnified Party (after Closing) to cover any Losses for which indemnification may be sought hereunder, Buyer will, and will cause all other indemnified parties to use reasonable commercial efforts (not to include the bringing of any litigation) to recover the amount of its Losses available from the Third Party Source and will only seek indemnification hereunder if Buyer or any other indemnified parties fails to recover from the Third Party Source or if the amount of the recovery in insufficient to satisfy all of the Losses indemnifiable under this Article (and in the latter instance will only seek indemnity for the amount of the deficiency). To the extent of any indemnification of Losses as described in the previous sentence, or any indemnification of Losses relating to liabilities for failure to comply with any Environmental Laws, Buyer will, and will cause any other indemnified parties to, assign to the indemnifying party or parties, to the fullest extent allowable, their claim against each Third Party Source, or if assignment is not permissible, the indemnifying party or parties will be entitled to retain all recoveries made as a result of any such action. Subject to the terms and conditions of Section 9.4, Buyer will, and cause the Surviving Corporation and its Subsidiaries to, make their respective books and records relating to such claim available to assist the indemnifying party or parties in prosecuting any such claim.

                    (v)     No IDEX Indemnified Party or any Target
Indemnified Party (after Closing) will be entitled to indemnification to the extent the item for which indemnification is sought is reflected in or reserved against as an Accrued Liability or Account Payable on the Closing Date Financial Report. Any amounts recoverable by any IDEX Indemnified Party or any Target Indemnified Party (after Closing) under this Agreement will be net of any tax benefits incurred by the indemnified party or parties. To the extent the tax benefit is incurred after any recovery pursuant to this Article 9, there will be a corresponding adjustment between the parties without regard to the time limitation imposed under this Article 9.

                9.2  Income Tax Refunds.  On and after the Closing Date,
Buyer shall from time to time pay to Gast, as agent for the Shareholders, all refunds received by the Target or any Subsidiary in respect of any federal, state, local or foreign income, business and occupation or similar Taxes paid by the Target or any Subsidiary to any Governmental Authority for any period on or prior to the Closing Date, net of any tax liability of the Target or any Subsidiary arising by reason of or attributable to such refunds.

                9.3  Further Assurances; Information.

                (a) Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement (including, but not limited to, obtaining consents or approvals to the Merger from any Person).

                (b) If at any time within three years of the date hereof, Buyer proposes to register under the Securities Act of 1933 any securities of Buyer in connection with any registered offering thereof and in connection therewith the Securities Exchange Commission makes any comments or requests any information with respect to accounting information presented in the registration statement pertaining to any period prior to the Closing Date, then the Principal Shareholders will use reasonable efforts to respond promptly to such comments or questions, and will use their reasonable best efforts to cause Target's Pre-Closing Accountants to respond to comments on the relevant financial statements or to provide such information as the Securities Exchange Commission requests in order to cause the Securities Exchange Commission to declare effective such registration statement, at the expense of Buyer or its designated Affiliates, as the case may be. In addition, the Principal Shareholders shall use their best efforts to provide to any underwriters in connection with any such registration a comfort letter requested by such underwriter relating to financial information pertaining to any period prior to the Closing Date in accordance with SAS 72. Gast also agrees to make himself reasonably available upon reasonable notice for discussions with representatives of underwriters in connection with any such proposed registration. In connection with any information or cooperation provided by any Principal Shareholder pursuant to this Section 9.3(b), IDEX shall pay all reasonable out-of-pocket costs incurred by such Principal Shareholder and shall provide to such Principal Shareholder customary protections and indemnities.

                9.4  Access to Records and Personnel.

                (a) For a period of six (6) years after the Closing Date, the Principal Shareholders and their Representatives shall have reasonable access to all books and records of Target and each Subsidiary, and to all former employees of Target and each Subsidiary having knowledge with respect thereto, to the extent that such access may reasonably be required in connection with matters relating to (i) indemnification obligations and other liabilities of the Target or the Shareholders under this Agreement or (ii) the preparation of any tax returns required to be filed by the Target with respect to any periods prior to the Closing. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt Buyer's normal business operations. The Principal Shareholders shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 9.4. Buyer shall maintain all of such books and records during such six-year period, provided that if Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give the Principal Shareholders a reasonable opportunity, at the Principal Shareholders' expense, to segregate and remove such books and records as the Principal Shareholders may select.

                (b) For a period of six (6) years after the Closing Date, Buyer and its Representatives shall have reasonable access to all of the books and records relating to the Business which any Principal Shareholder, or any of its or their Representatives, may retain after the Closing Date. Such access shall be afforded by each Principal Shareholder and its or their Representatives upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 9.4. Each Principal Shareholder shall maintain all of such books and records retained by it or him during such six-year period, provided that if any Principal Shareholder shall desire to dispose of any of such books and records prior to the expiration of such six-year period, such Principal Shareholder shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

                9.5  Director and Officer Indemnity.  After the Closing,
Buyer will cause the Target and each Subsidiary to continue to indemnify and hold harmless all past and present officers, directors, employees and agents of the Target and each Subsidiary against all Losses, including without limitation fees and expenses of legal counsel, arising out of or related to any acts or omissions, or alleged acts or omissions, occurring at or before Closing to the same extent and on the same or comparable terms and conditions provided for in the Target's and Subsidiaries' respective articles of incorporation, bylaws or other organizational charters as of the Closing Date or under applicable law.

                9.6 Environmental Remediation Program. The Target and the Shareholders, to the extent of the Escrow Funds, jointly and severally hereby agree to indemnify and reimburse the IDEX Indemnified Parties and the Target Indemnified Parties for Losses resulting from, relating to or arising out of certain environmental remediation projects to be developed, approved, implemented and paid for, all in accordance with the following:

                    (i)    Buyer and the Target shall jointly engage
Residuals Management Technology, Inc. - Chicago ("RMT") to develop remedial action plans to address environmental contamination or conditions at the Target's facilities located in Benton Harbor and Bridgman, Michigan (collectively, the "Facilities"). The remedial action plans shall be designed to most cost-effectively remediate contamination and/or conditions at the Facilities to achieve cleanup criteria that are developed under Part 201 of the Michigan Natural Resources and Environmental Protection Act, and are consistent with the current zoning and/or non-conforming use of the property to be remediated. The remedial action plans shall also be designed to remediate the contamination and/or conditions to the cleanup criteria approved by the Michigan Department of Environmental Quality (the "MDEQ") in a seven to ten-year period from the Closing Date, or in any shorter period as required by MDEQ. The remedial action plans shall each conform to the requirements of Michigan law and be supported by all of the data and other information necessary to justify the proposed remedial actions. The remedial action plans and supporting materials shall be submitted to the MDEQ within ninety (90) days of the Closing Date with a request for its review and approval in accordance with Michigan law.

                    (ii) Buyer and the Principal Shareholders shall cooperate in good faith with each other in directing RMT's work in the preparation of the remedial action plans and the obtaining of approval of a plan by the MDEQ which will assure remediation to the approved clean-up criteria in a seven to ten-year period from the Closing Date. No remedial action plan shall be deemed final for purposes of submission to the MDEQ unless Buyer and the Principal Shareholders approve it.

                    (iii) If the MDEQ approves the remedial action plans and, as a result, the parties are able to determine with reasonable certainty the cost to perform the plans before the eighteen (18) month anniversary of the Closing Date, then an amount equal to that cost shall be retained in Escrow Funds to finance the performance of the remedial action plans and the balance of the Escrow Funds (not subject to claim pursuant to another Section of this Agreement) shall be released to the Shareholders. If the remedial action plans are not approved by the MDEQ before the eighteen (18) month anniversary of the Closing Date, or if the parties cannot in good faith otherwise in that time period determine with reasonable certainty the cost to perform the plans, then, unless otherwise determined by the third parties in accordance with subsection (vi) of this Section 9.6, $5,000,000 shall be retained in Escrow Funds until such time as the cost of remediation as approved by the MDEQ can be determined with reasonable certainty, at which time an amount equal to that cost shall be retained in Escrow Funds and the balance of the Escrow Funds (not subject to claim pursuant to another Section of this Agreement) shall be released to the Shareholders. In any event, the cost to perform the remedial action plans and the corresponding amount to be retained in Escrow Funds to finance them shall be determined as quickly as practicable following approval by MDEQ and expressed as a single sum certain, and not as a range of costs, notwithstanding that the plans may take seven to ten years to complete.

                    (iv) Buyer shall, on a semiannual basis, submit claims against and be reimbursed from the Escrow Funds for Losses covered by this Section 9.6.

                    (v) Notwithstanding anything to the contrary contained in this Section 9.6, the Target and the Shareholders shall have no liability under this Section 9.6 until the Losses suffered or incurred with respect thereto, together with all Losses suffered or incurred by the IDEX Indemnified Parties and the Target Indemnified Parties under Section 9.1(b)(i), in the aggregate exceed, and then only to the extent such Losses are in excess of, $750,000.

                    (vi) If Buyer and the Principal Shareholders are unable to agree on any aspect of the work covered by this Section, including, but not limited to, the content of proposed remedial action plans or determining with reasonable certainty the cost to implement the remedial action plans and perform them to completion, then either party may require that those disagreements shall be submitted immediately to the environmental consulting firm of Geraghty & Miller (Detroit, Michigan) and Jon Muth, Esq. of Miller, Johnson (Grand Rapids, Michigan) to resolve the dispute. The decision of said third parties shall be final and binding on the Parties and the expenses and fees of said third parties shall be borne equally by Shareholders and Buyer in accordance with Section 10.8.

                                  ARTICLE 10
                                MISCELLANEOUS

                10.1 Risk of Loss. Risk of loss with respect to any of the property or assets of the Target or any Subsidiary shall be borne by the Target and Shareholders at all times prior to the Closing and shall pass to Buyer only upon transfer to Buyer of title to the Shares. If any of the Current Real Property or Tangible Personal Property is lost, damaged or destroyed by fire, theft, casualty or any other cause or causes prior to the Closing (a "Casualty"), Target shall promptly notify Buyer in writing of such Casualty and the details thereof and answer promptly any reasonable requests from Buyer for details or information, and Buyer shall proceed with the Closing at the Merger Consideration, minus the dollar amount (based upon replacement value) of the Casualty loss, plus any insurance proceeds received or receivable by the Target or the applicable Subsidiary as a result of such Casualty; provided, however, that if such Casualty(ies) in the aggregate from the date hereof through the Closing Date exceed $2,500,000, then (a) Buyer may terminate this Agreement and (b) if the insurance proceeds received or receivable by Target, together with amounts which Buyer may elect to pay to the Target in additional to such proceeds, do not equal the full amount of such Casualty(ies), the Target may terminate this Agreement. The aforesaid option shall be exercised by Buyer or the Target by written notice to the other given within fifteen (15) days or the number of days remaining to the Closing, whichever is less, after the later of Buyer receiving (i) written notice of such Casualty and (ii) satisfactory responses to all of its reasonable requests, if any, for details or information. If this Agreement is not terminated by Buyer or the Target pursuant to this Section 10.1 and if Buyer and the Target are unable to agree as to the dollar amount of the loss or the insurance proceeds to be recovered, the parties hereto shall proceed with the Closing as scheduled, except that Buyer shall pay to the Escrow Agent, in addition to the Escrow Funds, an additional amount as determined by the Independent Accountants (the "Casualty Amount") and the Closing Date Payment shall be reduced by the Casualty Amount. The Escrow Agent shall hold the Casualty Amount until the dispute has been resolved following the Closing either by agreement of Buyer and the Principal Shareholders.

                10.2 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

                (a)   By mutual written agreement of Buyer and Target;

                (b) By Buyer or Target by written notice to the other in the event that all approvals under the HSR Act have not been obtained, or the Closing Date has not occurred for any other reason, on or prior to April 30, 1998, but only if the terminating party is not in breach of, or default under, any provision of this Agreement;

                 (c)      By Buyer or the Target pursuant to Section 6.5 or
Section 10.1; or

                 (d) By Buyer by written notice to the Target of its election to terminate this Agreement pursuant to Section 6.13.

Except as otherwise provided in Section 6.5, in the event of the termination of this Agreement by any party as provided in the preceding sentence, no party shall have any liability hereunder of any nature whatsoever, other than for indemnification pursuant to Section 9.1 of this Agreement. Except as otherwise provided in Section 9.1(a), in the event that a condition precedent to its obligations is not satisfied, nothing contained in this Agreement shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing, which waiver shall not impair or affect any right of indemnification or other right or remedy hereunder. Buyer's obligations under the Confidentiality Letter will survive the termination of this Agreement for any reason unimpaired.

                 10.3 Notices. Unless otherwise provided in this Agreement, any notice, request, instruction or other communication to be given hereunder by any party to the other shall be in writing and (a) delivered personally (to be effective when so delivered), (b) mailed by registered or certified mail, return receipt requested (to be effective four days after the date it is mailed) or (c) sent by facsimile transmission (to be effective upon receipt by the sender of electronic confirmation of the delivery of the facsimile), with a confirmation sent by way of one of the above methods, as follows:

                 If to the Shareholders addressed to:

                          Warren E. Gast
                          1240 Young Place
                          St. Joseph, Michigan 49085
                          Telephone:       (616) 983-4290
                          Telecopier:      ______________________
                 and to:

                          RDV Aria, L.L.C.
                          c/o RDV Corporation
                          500 Grand Bank Building
                          126 Ottawa, N.W.
                          Grand Rapids, Michigan 49503
                          Attn:            Jerry Tubergen
                          Telephone:       (616) 454-4114
                          Telecopier:      (616) 454-4654

                 With a copy to:

                          Barnes & Thornburg
                          600 1st Source Bank Center
                          100 North Michigan
                          South Bend, Indiana 46601-1632
                          Attn:   Nelson J. Vogel Jr., Esq.
                                  James O'Brien, Esq.
                          Telephone:       (219) 233-1171
                          Telecopier:      (219) 237-1125

                 and to:

                          Warner Norcross & Judd LLP
                          900 Old Kent Building
                          111 Lyon Street, N.W.
                          Grand Rapids, Michigan 49503-2489
                          Attn:   Bruce C. Young, Esq.
                          Telephone:       (616) 752-2000
                          Telecopier:      (616) 752-2500

                 If to Buyer, addressed to:

                          IDEX Corporation
                          630 Dundee Road, Suite 400
                          Northbrook, Illinois 60062
                          Attn:   Donald N. Boyce
                                  Wayne P. Sayatovic
                          Telephone:       (847) 498-7070
                          Telecopier:      (847) 498-9123

                 With a copy to:

                          Hodgson, Russ, Andrews, Woods & Goodyear, LLP
                          Attn:   Richard E. Heath, Esq.
                                  David V.L. Bradley, Esq.
                                  Frank J. Notaro, Esq.
                          1800 One M & T Plaza
                          Buffalo, New York 14203
                          Telephone:       (716) 856-4000
                          Telecopier:      (716) 849-0349

Any party may designate in a writing to any other party any other address or telecopier number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

                 10.4 Knowledge. For purposes of this Agreement, "Knowledge", "Know", "Known", "information" or "belief" with respect to Target shall mean (except as otherwise provided in this sentence) the actual knowledge, information or belief, as appropriate to the context of the statement in which the term is used, of (i) with respect to Target's domestic U.S. operations, each of Warren Gast, Wayne Nelson, and Don Rimes, or the knowledge, information or belief which such individuals would have after having made reasonable inquiry of Ron Hanners, LeRoy Stelter or Marv Daniels in their respective areas of operations and after having made a review of documents and records, on whatever media, of a date not more than three (3) years old in those relevant files at Gast's U.S. headquarters with which such individuals or Ron Hanners, LeRoy Stelter or Marv Daniels normally deal in the performance of his or their duties with respect to the matters which are relevant to the representation, warranty, covenant, or agreement being made or given; (ii) with respect to Gast UK, each of Warren Gast, Wayne Nelson and Don Rimes and each of Mike Jones and Gwyn Jones, or the knowledge, information or belief which Mike Jones and Gwyn Jones would have after having made a review of documents and records, on whatever media, of a date not more than three (3) years old in those relevant files at Gast UK's England headquarters with which Mike Jones or Gwyn Jones normally deal in the performance of his/or their duties with respect to the matters which are relevant to the representation, warranty, covenant, or agreement being made or given.

                 10.5 Public Statements. The Principal Shareholders and Buyer agree to cooperate, both prior to and after the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement, and no press release or other public statements shall be issued without the joint consent of Buyer and the Principal Shareholders, provided, however, that if either party is required by applicable law or the rules of the New York Stock Exchange, Inc., the Securities Exchange Commission or other third Person to disclose the existence or terms of this Agreement, the disclosing party shall notify the other party and provide to them a copy of any such public disclosure before releasing the disclosure.

                 10.6 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of Michigan, without regard to principles of conflicts of law, except that, with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, the law of the jurisdiction under which the respective entity was organized shall govern.

                 10.7 Equitable Remedies. Because a remedy at law for any breach of the provisions of Section 9.1(b)(vi), 9.1(c)(ii) or the last sentence of Section 6.1 will be inadequate, in addition to all other remedies available to the Target, the Shareholders and Buyer, as the case may be, the Target, the Shareholders and Buyer (from and after the Closing) shall have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions hereof. The parties hereto hereby agree that the issues in any action brought under Section 9.1(b)(vi), 9.1(c)(ii) or the last sentence of
Section 6.1 will be limited to claims under such sections. All expenses, including, without limitation, attorneys fees and expenses, arising out of claims under Section 9.1(b)(vi), 9.1(c)(ii) or the last sentence of Section 6.1 shall be borne by the losing party to the fullest extent permitted by law.

                 10.8 Expenses. Except as otherwise specifically provided in this Agreement, Shareholders and Buyer shall pay their own legal, accounting and other expenses, incident to this Agreement. Buyer shall pay all of Shareholders' reasonable legal and accounting fees (based on customary hourly rates for acquisition work) and other expenses incident to this Agreement to the extent that such legal, accounting and other expenses, together with any such legal, accounting and other expenses paid or accrued by the Target on or prior to the Closing Date, do not exceed in the aggregate $250,000. To the extent the legal, accounting and other expenses of Shareholders exceed in the aggregate the amount paid by Buyer pursuant to the preceding sentence, then Buyer shall pay such excess legal, accounting and other expenses on Shareholders' behalf and shall have the right to apply to the Escrow Agent for reimbursement of such amounts out of the Escrow Funds. It is specifically understood that if a Closing does not occur, Buyer shall have no responsibility to reimburse Target or Shareholders for any fees or expenses.

                 10.9 Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                 10.10 Waiver. No failure of Target, Shareholders or Buyer to require, and no delay by Target, Shareholders or Buyer in requiring, the other to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance. No failure of the Target, Shareholders or Buyer to exercise, and no delay by the Target, Shareholders or Buyer in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by the Target, Shareholders or Buyer of any right or remedy under this Agreement shall be effective unless made in writing. Any waiver by the Target, Shareholders or Buyer of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future.

                 10.11 Binding. This Agreement shall be binding upon the Target, Shareholders and Buyer and upon each successor and assignee of the Target, Shareholders and Buyer and shall inure to the benefit of, and be enforceable by, the Target, Shareholders and Buyer and each successor and assignee of the Target, Shareholders and Buyer; provided, however, that, except as provided for in the following sentence, neither the Target, Shareholders nor Buyer shall assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other parties. Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more affiliates of Buyer, provided that Buyer shall remain liable hereunder notwithstanding any such assignment.

                 10.12 Entire Agreement. This Agreement contains the entire agreement between the Target, Shareholders and Buyer with respect to the subject of this Agreement, and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written and oral agreement and representation previously made, by the Target, Shareholders or Buyer with respect thereto, whether or not relied or acted upon including, without limitation, the letter from Donald N. Boyce to the Target dated September 15, 1997 (the "Agreement in Principle"); provided however that (a) the exclusivity covenant contained in the third full paragraph on page 4 of the Agreement in Principle and (b) the Confidentiality Letter shall each survive the execution of this Agreement unimpaired.

                 10.13 Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by the Target, Shareholders or Buyer, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall modify or terminate this Agreement, impair or otherwise affect any obligation of the Target, Shareholders or Buyer pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy shall be effective unless made in writing duly executed by the Target, Principal Shareholders and Buyer.

                 10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original signature page by overnight mail.

                 IN WITNESS WHEREOF, Buyer has caused to be executed by an officer of Buyer, the Transitory Subsidiary has caused to be executed and delivered by an officer of the Transitory Subsidiary, each of the Principal Shareholders has executed and the Target has caused to be executed by an officer of the Target, this Agreement on the day and year indicated at the beginning of this Agreement.

                              IDEX:

                              IDEX CORPORATION


                              By_______________________________________
                                       Donald N. Boyce
                                       Chief Executive Officer


                              GAST ACQUISITION CORP.


                              By_______________________________________
                                       Donald N. Boyce
                                       President


                              PRINCIPAL SHAREHOLDERS:

                              _________________________________________
                              Warren E. Gast


                              RDV ARIA, L.L.C.
                              By:      RDV Corporation, a member


                              By:_____________________________________
                                       Jerry L. Tubergen
                                       President


                              TARGET:

                              GAST MANUFACTURING CORPORATION


                              By_______________________________________
                                       Warren E. Gast
                                       Chief Executive Officer